Exhibit 4.2

CONSOLIDATED FINANCIAL STATEMENTS

For the years ended

December 31, 2019 and 2018

KPMG LLP	Telephone	(514) 840-2100
600 de Maisonneuve Blvd. West	Fax	(514) 840-2187
Suite 1500, Tour KPMG	Internet	www.kpmg.ca
Montréal (Québec) H3A 0A3
Canada

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of TFI International Inc.

Opinion

We have audited the consolidated financial statements of TFI International Inc. (the “Entity”), which comprise:

•	the consolidated statements of financial position as at December 31, 2019 and 2018

•	the consolidated statements of income for the years then ended

•	the consolidated statements of comprehensive income for the years then ended

•	the consolidated statements of changes in equity for the years then ended

•	the consolidated statements of cash flows for the years then ended

•	and notes to the consolidated financial statements, including a summary of significant accounting policies

(Hereinafter referred to as the “financial statements”)

In our opinion, the accompanying financial statements present fairly, in all material respects, the consolidated financial position of the Entity as at December 31, 2019 and 2018, and its consolidated financial performance and its consolidated cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the “Auditors’ Responsibilities for the Audit of the Financial Statements” section of our auditors’ report.

We are independent of the Entity in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter - Change in Accounting Policy

We draw attention to Note 1(s) to the financial statements which indicates that the Entity has changed its accounting policy for leases as of January 1, 2019, due to the adoption of IFRS 16, Leases, and has applied that change using a modified retrospective transition approach.

Our opinion is not modified in respect of this matter.

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.

Other Information

Management is responsible for the other information. Other information comprises:

•	the information included in 2019 Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions;

•	the information, other than the financial statements and the auditors’ report thereon, included in a document likely to be entitled “2019 Annual Report”.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit and remain alert for indications that the other information appears to be materially misstated.

We obtained the information included in 2019 Management’s Discussion and Analysis filed with the relevant Canadian Securities Commissions as at the date of this auditors’ report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in the auditors’ report.

We have nothing to report in this regard.

The information, other than the financial statements and the auditors’ report thereon, included in a document likely to be entitled “2019 Annual Report” is expected to be made available to us after the date of this auditors’ report. If, based on the work we will perform on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB), and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Entity’s ability to continue as a going concern, disclosing as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Entity or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Entity’s financial reporting process.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit.

We also:

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Entity’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Entity’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Entity to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

•

Provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group Entity to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

The engagement partner on the audit resulting in this auditors’ report is Girolamo Cordi.

Montréal, Canada

February 10, 2020

*CPA auditor, CA, public accountancy permit No. A109612

TFI International Inc.

Consolidated Financial Statements

Years ended December 31, 2019 and 2018

TFI International Inc.	CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
DECEMBER 31, 2019 AND 2018

(in thousands of Canadian dollars)		As at	As at
		December 31,	December 31,
	Note	2019	2018
Assets
Trade and other receivables	7	587,370	631,727
Inventoried supplies		13,844	12,755
Current taxes recoverable		17,158	13,015
Prepaid expenses		36,077	38,546
Derivative financial instruments	26	39	5,430
Assets held for sale		4,625	7,572
Other assets	12	24,814	-
Current assets		683,927	709,045

Property and equipment	9	1,461,707	1,396,389
Right-of-use assets	3, 10	434,017	-
Intangible assets	11	1,954,902	1,901,495
Other assets	12	11,241	33,676
Deferred tax assets	18	11,461	6,409
Derivative financial instruments	26	-	2,946
Non-current assets		3,873,328	3,340,915
Total assets		4,557,255	4,049,960

Liabilities
Bank indebtedness		3,801	12,334
Trade and other payables	13	443,468	475,585
Current taxes payable		6,050	18,951
Provisions	17	23,721	25,063
Other financial liabilities		2,654	1,972
Derivative financial instruments	26	843	-
Long-term debt	14	53,647	122,340
Lease liabilities	3, 15	99,133	-
Current liabilities		633,317	656,245

Long-term debt	14	1,691,040	1,462,083
Lease liabilities	3, 15	362,709	-
Employee benefits	16	18,585	16,130
Provisions	17	29,251	42,801
Other financial liabilities		3,649	5,907
Derivative financial instruments	26	888	-
Deferred tax liabilities	18	312,127	289,940
Non-current liabilities		2,418,249	1,816,861
Total liabilities		3,051,566	2,473,106

Equity
Share capital	19	680,233	704,510
Contributed surplus	19, 21	21,063	20,448
Accumulated other comprehensive income		24,473	64,790
Retained earnings		779,920	787,106
Equity attributable to owners of the Company		1,505,689	1,576,854

Contingencies, letters of credit and other commitments	27
Total liabilities and equity		4,557,255	4,049,960

The notes on pages 6 to 52 are an integral part of these consolidated financial statements.

On behalf of the Board:

/s/ Alain Bédard Director	/s/ André Bérard Director
Alain Bédard	André Bérard

1

TFI International Inc.	CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands of Canadian dollars, except per share amounts)

	Note	2019	2018
Revenue		4,613,629	4,508,197
Fuel surcharge		565,235	615,011
Total revenue		5,178,864	5,123,208

Materials and services expenses	22	2,832,070	2,913,996
Personnel expenses	23	1,297,929	1,253,975
Other operating expenses		207,057	279,857
Depreciation of property and equipment	9	223,794	198,492
Depreciation of right-of-use assets	10	102,573	-
Amortization of intangible assets	11	65,925	62,101
Impairment of intangible assets	11	-	12,559
Bargain purchase gain	5	(10,787)	-
Gain on sale of rolling stock and equipment		(20,416)	(10,903)
Gain on derecognition of right-of-use assets		(2,276)	-
Gain on sale of land and buildings		(12)	(524)
Gain on sale of assets held for sale		(28,613)	(15,620)
Gain on sale of intangible assets		-	(1,249)
Total operating expenses		4,667,244	4,692,684

Operating income		511,620	430,524

Finance (income) costs
Finance income	24	(3,001)	(15,353)
Finance costs	24	88,642	63,659
Net finance costs		85,641	48,306

Income before income tax		425,979	382,218
Income tax expense	25	101,503	90,224
Net income from continuing operations		324,476	291,994
Net loss from discontinued operations	6	(14,193)	-

Net income for the year attributable to owners of the Company		310,283	291,994

Earnings per share attributable to owners of the Company
Basic earnings per share	20	3.72	3.32
Diluted earnings per share	20	3.63	3.22

Earnings per share from continuing operations attributable to owners of the Company
Basic earnings per share	20	3.89	3.32
Diluted earnings per share	20	3.80	3.22

The notes on pages 6 to 52 are an integral part of these consolidated financial statements.

2

TFI International Inc.	CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands of Canadian dollars)
	2019	2018

Net income for the year attributable to owners of the Company	310,283	291,994

Other comprehensive (loss) income
Items that may be reclassified to income or loss in future years:
Foreign currency translation differences	(52,502)	101,972
Net investment hedge, net of tax	16,115	(26,677)
Changes in fair value of cash flow hedge, net of tax	(9,835)	(2,842)
Employee benefits, net of tax	42	(159)
Items that may never be reclassified to income or loss in future years:
Defined benefit plan remeasurement (losses) gains, net of tax	(1,619)	1,181
Items directly reclassified to retained earnings:
Unrealized gain (loss) on investment in equity securities measured at fair value through OCI, net of tax	1,326	(4,693)
Other comprehensive (loss) income for the year, net of tax	(46,473)	68,782

Total comprehensive income for the year attributable to owners of the Company	263,810	360,776

The notes on pages 6 to 52 are an integral part of these consolidated financial statements.

3

TFI International Inc.	CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands of Canadian dollars)	Note	Share capital	Contributed surplus	Accumulated unrealized loss on employee benefit plans	Accumulated cash flow hedge gain	Accumulated foreign currency translation differences and net invest- ment hedge	Accumulated unrealized loss on investment in equity securities	Retained earnings	Total equity attributable to owners of the Company

Balance as at December 31, 2018		704,510	20,448	(528)	10,210	60,971	(5,863)	787,106	1,576,854

Adjustment on initial application of IFRS 16 (see note 3)		-	-	-	-	-	-	(25,678)	(25,678)

Net income for the year		-	-	-	-	-	-	310,283	310,283
Other comprehensive (loss) income for the year, net of tax		-	-	42	(9,835)	(36,387)	1,326	(1,619)	(46,473)
Realized loss on equity securities, net of tax		-	-	-	-	-	4,537	(4,537)	-
Total comprehensive (loss) income for the year		-	-	42	(9,835)	(36,387)	5,863	304,127	263,810

Share-based payment transactions	21	-	8,269	-	-	-	-	-	8,269
Stock options exercised	19, 21	27,402	(5,641)	-	-	-	-	-	21,761
Dividends to owners of the Company	19	-	-	-	-	-	-	(81,145)	(81,145)
Repurchase of own shares	19	(52,633)	-	-	-	-	-	(203,059)	(255,692)
Net settlement of restricted share units	19, 21	954	(2,013)	-	-	-	-	(1,431)	(2,490)
Total transactions with owners, recorded directly in equity		(24,277)	615	-	-	-	-	(285,635)	(309,297)

Balance as at December 31, 2019		680,233	21,063	(486)	375	24,584	-	779,920	1,505,689

Balance as at December 31, 2017		711,036	21,995	(369)	13,052	(14,324)	(1,170)	684,904	1,415,124

Net income for the year		-	-	-	-	-	-	291,994	291,994
Other comprehensive income (loss) for the year, net of tax		-	-	(159)	(2,842)	75,295	(4,693)	1,181	68,782
Total comprehensive income (loss) for the year		-	-	(159)	(2,842)	75,295	(4,693)	293,175	360,776

Share-based payment transactions	21	-	5,926	-	-	-	-	-	5,926
Stock options exercised	19, 21	20,840	(4,009)	-	-	-	-	-	16,831
Dividends to owners of the Company	19	-	-	-	-	-	-	(76,114)	(76,114)
Repurchase of own shares	19	(30,122)	-	-	-	-	-	(109,500)	(139,622)
Net settlement of restricted share units	19, 21	2,756	(3,464)	-	-	-	-	(5,359)	(6,067)
Total transactions with owners, recorded directly in equity		(6,526)	(1,547)	-	-	-	-	(190,973)	(199,046)

Balance as at December 31, 2018		704,510	20,448	(528)	10,210	60,971	(5,863)	787,106	1,576,854

The notes on pages 6 to 52 are an integral part of these consolidated financial statements.

4

TFI International Inc.	CONSOLIDATED STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2019 AND 2018

(In thousands of Canadian dollars)
	Note	2019	2018

Cash flows from operating activities
Net income for the year		310,283	291,994
Net loss from discontinued operations		(14,193)	-

Net income from continuing operations		324,476	291,994
Adjustments for
Depreciation of property and equipment	9	223,794	198,492
Depreciation of right-of-use assets	10	102,573	-
Amortization of intangible assets	11	65,925	62,101
Impairment of intangible assets	11	-	12,559
Share-based payment transactions	21	8,269	5,926
Net finance costs	24	85,641	48,306
Income tax expense	25	101,503	90,224
Bargain purchase gain	5	(10,787)	-
Gain on sale of property and equipment		(20,428)	(11,427)
Gain on derecognition of right-of-use assets		(2,276)	-
Gain on sale of assets held for sale		(28,613)	(15,620)
Gain on sale of intangible assets		-	(1,249)
Provisions and employee benefits		(4,919)	(8,289)

		845,158	673,017
Net change in non-cash operating working capital	8	19,600	12,647

Cash generated from operating activities		864,758	685,664
Interest paid		(86,285)	(62,629)
Income tax paid		(113,181)	(79,532)

Net cash from continuing operating activities		665,292	543,503

Net cash used in discontinued operating activities		(16,176)	-

Net cash from operating activities		649,116	543,503

Cash flows from investing activities
Purchases of property and equipment	9	(346,313)	(314,300)
Proceeds from sale of property and equipment		95,180	81,051
Proceeds from sale of assets held for sale		51,918	29,226
Purchases of intangible assets	11	(4,826)	(4,421)
Proceeds from sale of intangible assets		269	2,975
Business combinations, net of cash acquired	5	(200,401)	(156,487)
Purchases of investments		(787)	(604)
Proceeds from sale of investments		2,426	-
Others		(440)	68

Net cash used in continuing investing activities		(402,974)	(362,492)

Cash flows from financing activities
(Decrease) increase in bank indebtedness		(8,494)	3,237
Proceeds from long-term debt	14	433,600	88,907
Repayment of long-term debt	14	(252,483)	(67,180)
Repayment of lease liabilities	15	(99,573)	-
Decrease in other financial liabilities		(2,068)	(3,021)
Dividends paid		(80,703)	(74,096)
Repurchase of own shares		(255,692)	(139,622)
Proceeds from exercise of stock options	19	21,761	16,831
Repurchase of own shares for restricted share unit settlement	19	(2,490)	(6,067)

Net cash used in continuing financing activities		(246,142)	(181,011)

Net change in cash and cash equivalents		-	-
Cash and cash equivalents, beginning of year		-	-

Cash and cash equivalents, end of year		-	-

The notes on pages 6 to 52 are an integral part of these consolidated financial statements.

5

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

1.     Reporting entity

TFI International Inc. (the “Company”) is incorporated under the Canada Business Corporations Act, and is a company domiciled in Canada. The address of the Company’s registered office is 8801 Trans-Canada Highway, Suite 500, Montreal, Quebec, H4S 1Z6.

The consolidated financial statements of the Company as at and for the years ended December 31, 2019 and 2018 comprise the Company and its subsidiaries (together referred to as the “Group” and individually as “Group entities”).

The Group is involved in the provision of transportation and logistics services across the United States, Canada and Mexico.

2.     Basis of preparation

a)     Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

These consolidated financial statements were authorized for issue by the Board of Directors on February 10, 2020.

b)     Basis of measurement

These consolidated financial statements have been prepared on the historical cost basis except for the following material items in the statements of financial position:

•	investment in equity securities, derivative financial instruments and contingent considerations are measured at fair value;
•	liabilities for cash-settled share-based payment arrangements are measured at fair value in accordance with IFRS 2;
•	the defined benefit pension plan liability is recognized as the net total of the present value of the defined benefit obligation less the fair value of the plan assets; and
•	assets and liabilities acquired in business combinations are measured at fair value at acquisition date.

c)     Functional and presentation currency

These consolidated financial statements are presented in Canadian dollars (“C$” or “CDN$”), which are the Company’s functional currency. All financial information presented in Canadian dollars has been rounded to the nearest thousand.

d)     Use of estimates and judgments

The preparation of the accompanying financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions about future events. These estimates and the underlying assumptions affect the reported amounts of assets and liabilities, the disclosures about contingent assets and liabilities, and the reported amounts of revenues and expenses. Such estimates include the valuation of goodwill and intangible assets, the measurement of identified assets and liabilities acquired in business combinations, income tax provisions and the self-insurance and other provisions and contingencies. These estimates and assumptions are based on management’s best estimates and judgments.

Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management adjusts such estimates and assumptions when facts and circumstances dictate. Actual results could differ from these estimates. Changes in those estimates and assumptions resulting from changes in the economic environment will be reflected in the financial statements of future periods.

Information about critical judgments, assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year is included in the following notes:

Note 5 – Establishing the fair value of assets and liabilities, intangible assets and goodwill related to business combinations;

Note 11 – Determining estimates and assumptions related to impairment tests for long-lived assets and goodwill; and

Note 17 – Determining estimates and assumptions related to the evaluation of provisions for claims and litigations.

6

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

3.     Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, unless otherwise indicated. The accounting policies have been applied consistently by Group entities.

a)     Basis of consolidation

i)     Business combinations

The Group measures goodwill as the fair value of the consideration transferred including the fair value of liabilities resulting from contingent consideration arrangements, less the net recognized amount of the identifiable assets acquired and liabilities assumed, all measured at fair value as of the acquisition date. When the excess is negative, a bargain purchase gain is recognized immediately in income or loss.

Transaction costs, other than those associated with the issue of debt or equity securities, that the Group incurs in connection with a business combination, are expensed as incurred.

ii)    Subsidiaries

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has the right to, variable returns from its involvement with the entity and has the ability to affect those through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

iii)    Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions, are eliminated in preparing the consolidated financial statements.

b)     Foreign currency translation

i)      Foreign currency transactions

Transactions in foreign currencies are translated to the respective functional currencies of the Group’s entities at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate in effect at the reporting date. The foreign currency gain or loss on monetary items is the difference between amortized cost in the functional currency at the beginning of the period, adjusted for effective interest and payments during the period, and the amortized cost in foreign currency translated at the exchange rate at the end of the reporting period. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated at the rate in effect on the transaction date. Income and expense items denominated in foreign currency are translated at the date of the transactions. Gains and losses are included in income or loss.

ii)     Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on business combinations, are translated to Canadian dollars at exchange rates in effect at the reporting date. The income and expenses of foreign operations are translated to Canadian dollars at the average exchange rate in effect during the reporting period.

Foreign currency differences are recognized in other comprehensive income (“OCI”) in the accumulated foreign currency translation differences account.

When a foreign operation is disposed of, the relevant amount in the cumulative amount of foreign currency translation differences is transferred to income or loss as part of the income or loss on disposal. On the partial disposal of a subsidiary while retaining control, the relevant proportion of such cumulative amount is reattributed to non-controlling interest. In any other partial disposal of a foreign operation, the relevant proportion is reclassified to income or loss.

7

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

Foreign exchange gains or losses arising from a monetary item receivable from or payable to a foreign operation, the settlement of which is neither planned nor likely to occur in the foreseeable future and which in substance is considered to form part of the net investment in the foreign operation, are recognized in other comprehensive income in the accumulated foreign currency translation differences account.

c)     Financial instruments

i)      Non-derivative financial assets

The Group initially recognizes financial assets on the trade date at which the Group becomes a party to the contractual provisions of the instrument. Financial assets are initially measured at fair value, except for trade receivables which are initially measured at their transaction price when the trade receivables do not contain a significant financing component. If the financial asset is not subsequently accounted for at fair value through profit or loss, then the initial measurement includes transaction costs that are directly attributable to the asset’s acquisition or origination. On initial recognition, the Group classifies its financial assets as subsequently measured at either amortized cost or fair value, depending on its business model for managing the financial assets and the contractual cash flow characteristics of the financial assets and depending on the purpose for which the financial assets were acquired.

The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Group is recognized as a separate asset or liability.

Financial assets and liabilities are offset and the net amount is presented in the statement of financial position when, and only when, the Group has a legal right to offset the amounts and intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

Financial assets measured at amortized cost

A financial asset is subsequently measured at amortized cost, using the effective interest method and net of any impairment loss, if:

•	The asset is held within a business model whose objective is to hold assets in order to collect contractual cash flows; and
•	The contractual terms of the financial asset give rise, on specified dates, to cash flows that are solely payments of principal and/or interest.

The Group currently classifies its cash equivalents, trade and other receivables and long-term non-trade receivables included in other non-current assets as financial assets measured at amortized cost.

The Group recognizes loss allowances for expected credit losses on financial assets measured at amortized cost. The Group has a portfolio of trade receivables at the reporting date. The Group uses a provision matrix to determine the lifetime expected credit losses for the portfolio.

The Group uses historical trends of the probability of default, the timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in income or loss and reflected in an allowance account against trade and other receivables.

8

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

Financial assets measured at fair value

These assets are measured at fair value and changes therein, including any interest or dividend income, are recognized in income or loss. However, for investments in equity instruments that are not held for trading, the Group may elect at initial recognition to present gains and losses in other comprehensive income. For such investments measured at fair value through other comprehensive income, gains and losses are never reclassified to profit or loss, and no impairment is recognized in profit or loss. Dividends earned from such investments are recognized in profit or loss, unless the dividend clearly represents a repayment of part of the cost of the investment.

Financial assets measured at fair value through other comprehensive income

On initial recognition of an equity investment that is not held for trading, the Group may irrevocably elect to present subsequent changes in the investment’s fair value in OCI. This election is made on an investment-by-investment basis.

ii)    Non-derivative financial liabilities

The Group initially recognizes debt issued and subordinated liabilities on the date that they are originated. All other financial liabilities are recognized initially on the trade date at which the Group becomes a party to the contractual provisions of the instrument.

A financial liability is derecognized when its contractual obligations are discharged or cancelled or expire.

Financial liabilities are classified into financial liabilities measured at amortized cost and financial liabilities measured at fair value.

Financial liabilities measured at amortized cost

A financial liability is subsequently measured at amortized cost, using the effective interest method. The Group currently classifies bank indebtedness, trade and other payables and long-term debt as financial liabilities measured at amortized cost.

Financial liabilities measured at fair value

Financial liabilities at fair value are initially recognized at fair value and are re-measured at each reporting date with any changes therein recognized in net earnings. The Group currently classifies its contingent consideration liability in connection with a business acquisition as a financial liability measured at fair value.

iii)    Share capital

Common shares

Common shares are classified as equity. Incremental costs directly attributable to the issue of common shares and stock options are recognized as a deduction from equity, net of any tax effects.

When share capital recognized as equity is repurchased, share capital is reduced by the amount equal to weighted average historical cost of repurchased equity. The excess amount of the consideration paid, which includes directly attributable costs, net of any tax effects, is recognized as a deduction from equity.

9

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

iv)    Derivative financial instruments

The Group uses derivative financial instruments to manage its foreign currency and interest rate risk exposures. Embedded derivatives are separated from the host contract and accounted for separately if the economic characteristics and risks of the host contract and the embedded derivative are not closely related, a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative, and the combined instrument is not measured at fair value through income or loss.

Derivatives and embedded derivatives are recognized initially at fair value; related transaction costs are recognized in income or loss as incurred. Subsequent to initial recognition, derivatives and embedded derivatives are measured at fair value, and changes therein are recognized in net change in fair value of foreign exchange derivatives in income or loss with the exception of net change in fair value of cross currency interest rate swap contracts recognized in net foreign exchange gain or loss in income or loss.

d)    Hedge accounting

Management’s risk strategy is focused on reducing the variability in profit or losses and cash flows associated with exposure to market risks. Hedge accounting is used to reduce this variability to an acceptable level. The hedges employed by the Group reduce the currency and interest rate fluctuation exposures.

On the initial designation of a hedging relationship, the Group formally documents the relationship between the hedging instrument and the hedged items, including the risk management objectives and strategy in undertaking the hedge transaction, together with the methods that will be used to assess the effectiveness of the hedging relationship. The Group makes an assessment, both at the inception of the hedge relationship as well as on an ongoing basis, whether the hedging instruments are expected to be effective in offsetting the changes in the fair value or cash flows of the respective hedged items throughout the period for which the hedge is designated.

Net investment hedge

The Group designates a portion of its U.S. dollar (“US$”) denominated debt as a hedging item in a net investment hedge. The Group applies hedge accounting to foreign currency differences arising between the functional currency of the foreign operation and the Company’s functional currency (CDN$), regardless of whether the net investment is held directly or through an intermediate parent.

Foreign currency differences arising on the translation of a financial liability designated as a hedge of a net investment in foreign operations are recognized in other comprehensive income to the extent that the hedge is effective, and are presented in the currency translation differences account within equity. To the extent that the hedge is ineffective, such differences are recognized in income or loss. When the hedged net investment is disposed of, the relevant amount in the translation reserve is transferred to income or loss as part of the gain or loss on disposal.

Cash flow hedges

When a derivative is designated as the hedging instrument in a hedge of the variability in cash flows attributable to a particular risk associated with a recognized asset or liability or a highly probable forecasted transaction that could affect income or loss, the effective portion of changes in the fair value of the derivatives is recognized in other comprehensive income and presented in accumulated other comprehensive income as part of equity. The amount recognized in other comprehensive income is removed and included in net earnings under the same line item in the consolidated statement of earnings and comprehensive income as the hedged item, in the same period that the hedged cash flows affect income or loss. If the hedging instrument no longer meets the criteria for hedge accounting, expires or is sold, terminated, exercised, or the designation is revoked, then hedge accounting is discontinued prospectively. The cumulative gain or loss previously recognized in other comprehensive income remains in accumulated other comprehensive income until the forecasted transaction affects income or loss. If the forecasted transaction is no longer expected to occur, then the balance in accumulated other comprehensive income is recognized immediately in income or loss.

10

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

e)     Property and equipment

Property and equipment are accounted for at cost less accumulated depreciation and accumulated impairment losses.

Cost includes expenditures that are directly attributable to the acquisition of the asset, the costs of dismantling and removing the assets and restoring the site on which they are located, and borrowing costs on qualifying assets.

When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment.

Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of property and equipment, and are recognized in net income or loss.

Depreciation is based on the cost of an asset less its residual value and is recognized in income or loss over the estimated useful life of each component of an item of property and equipment. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Group will obtain ownership by the end of the lease term.

The depreciation method and useful lives are as follows:
Categories	Basis	Useful lives
Buildings	Straight-line	15 – 40 years
Rolling stock	Primarily straight-line	3 – 20 years
Equipment	Primarily straight-line	5 – 12 years

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted prospectively, if appropriate.

Property and equipment are reviewed for impairment in accordance with IAS 36 Impairment of Assets when there are indicators that the carrying value may not be recoverable.

f)     Intangible assets

i)     Goodwill

Goodwill that arises upon business combinations is included in intangible assets.

Goodwill is not amortized and is measured at cost less accumulated impairment losses.

ii)     Other intangible assets

Intangible assets consist of customer relationships, trademarks, non-compete agreements and information technology.

Other intangible assets that are acquired by the Group and have finite lives are measured at cost less accumulated amortization and accumulated impairment losses.

Intangible assets with finite lives are amortized on a straight-line basis over the following estimated useful lives:
Categories	Useful lives
Customer relationships	5 – 20 years
Trademarks*	5 – 20 years
Non-compete agreements	3 – 10 years
Information technology	5 – 7 years
(*) Includes indefinite useful life assets. They are reviewed at least annually for impairment (see note 11).

Useful lives are reviewed at each financial year-end and adjusted prospectively, if appropriate.

g)     Leases

The Group has implemented IFRS 16 using the modified retrospective approach and therefore the comparative information has not been restated and continues to be reported under IAS 17 and IFRIC 4. The impacts of changes are disclosed in note 3s).

11

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

As of January 1, 2019, at inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Group assesses whether:

•

the contract involves the use of an identified asset – this may be specific explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, the asset is not identified;

•	the Group has the right to obtain substantially all of the economic benefits from use of the asset throughout the period of use; and
•	the Group has the right to direct the use of the asset. The Group has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used.

The policy is applied to contracts entered into, or modified on or after January 1, 2019.

At inception or on reassessment of a contract that contains a lease component, the Group allocates the consideration in the contract to each lease component on the basis of their relative stand-alone prices.

The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset of the site on which it is located, less any lease incentives received.

The assets are depreciated to the earlier of the end of the useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern consumption of the future economic benefits. The lease term includes periods covered by an option to extend if the Group is reasonably certain to exercise that option. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that cannot be readily determined, the Group’s incremental borrowing rate. The incremental borrowing rate is a function of the Group’s incremental borrowing rate, the nature of the underlying asset, the location of the asset and the length of the lease. Generally, the Group uses its incremental borrowing rate as the discount rate.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in the future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option.

When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Group has elected not to recognise right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or leases and leases of low-value assets. The Group recognises these lease payments as an expense on a straight-line basis over the lease term.

Prior to adoption of IFRS 16, the Company applied IAS 17 and IFRIC 4 and leases with terms which indicated that the Group assumed substantially all the risks and rewards of ownership were classified as finance leases. Upon initial recognition the leased asset were measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset was accounted for in accordance with the accounting policy applicable to that asset.

Other leases were operating leases and the leased assets were not recognized in the Group’s statements of financial position.

h)     Inventoried supplies

Inventoried supplies consist primarily of repair parts and fuel and are measured at the lower of cost and net realizable value.

12

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

i)     Impairment

Non-financial assets

The carrying amounts of the Group’s non-financial assets other than inventoried supplies and deferred tax assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill, the recoverable amount is estimated on December 31 of each year.

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit”, or “CGU”). For the purposes of goodwill impairment testing, goodwill acquired in a business combination is allocated to the group of CGUs (usually a Group’s operating segment), that is expected to benefit from the synergies of the combination. This allocation is subject to an operating segment ceiling test and reflects the lowest level at which that goodwill is monitored for internal reporting purposes. The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or group of assets.

The Group’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, if any, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a prorata basis.

An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized. Impairment losses and impairment reversals are recognized in income or loss.

j)     Assets held for sale

Non-current assets are classified as held-for-sale if it is highly probable that they will be recovered primarily through sale rather than through continuing use.

Such assets are generally measured at the lower of their carrying amount and fair value less costs to sell. Impairment losses on initial classification as held-for-sale or held-for-distribution and subsequent gains and losses on remeasurement are recognized in income or loss.

Once classified as held-for-sale, intangible assets and property and equipment are no longer amortized or depreciated.

k)     Employee benefits

i)     Defined contribution plans

A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an employee benefit expense in income or loss in the periods during which services are rendered by employees. Prepaid contributions are recognized as an asset to the extent that a cash refund or a reduction in future payments is available.

13

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

ii)     Defined benefit plans

The Group’s net obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their services in the current and prior periods discounting that amount and deducting the fair value of any plan assets. The discount rate is the yield at the reporting date on AA credit-rated bonds that have maturity dates approximating the terms of the Group’s obligations and that are denominated in the same currency in which the benefits are expected to be paid. The calculation is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a benefit to the Group, the recognized asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. In order to calculate the present value of economic benefits, consideration is given to any minimum funding requirements that apply to any plan in the Group.

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognized immediately in other comprehensive income. The Group determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability (asset), taking into account any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognized in profit or loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognized immediately in profit or loss. The Group recognizes gains and losses on the settlement of a defined benefit plan when the settlement occurs.

iii) Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognized for the amount expected to be paid under short-term cash bonus or income-sharing plans if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

iv) Share-based payment transactions

The grant date fair value of equity share-based payment awards granted to employees is recognized as a personnel expense, with a corresponding increase in contributed surplus, over the period that the employees unconditionally become entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service condition at the vesting date.

The fair value of the amount payable to board members in respect of deferred share unit (“DSU”), which are to be settled in cash, is recognized as an expense with a corresponding increase in liabilities. The liability is remeasured at each reporting date until settlement. Any changes in the fair value of the liability are recognized as finance income or costs in income or loss.

v)    Termination benefits

Termination benefits are expensed at the earlier of when the Group can no longer withdraw the offer of those benefits and when the Group recognises costs for a restructuring. If benefits are not expected to be fully settled within 12 months of the end of the reporting period, then they are discounted.

l)     Provisions

A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. Where discounting is used, the unwinding of the discount is recognized as finance cost.

14

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

Self-Insurance

The self-insurance provision represents an accrual for estimated future disbursements associated with the self-insured portion for claims filed at year-end and incurred but not reported, related to cargo loss, bodily injury, worker’s compensation and property damages. The estimates are based on the Group’s historical experience including settlement patterns and payment trends. The most significant assumptions in the estimation process include determining the trend in costs, the expected cost of claims incurred but not reported and the expected cost to settle or pay the outstanding claims. Changes in assumptions and experience could cause these estimates to change significantly in the near term.

m)    Revenue recognition

The Group’s normal business operations consist of the provision of transportation and logistics services. All revenue relating to normal business operations is recognized over time in the statement of income. The stage of completion of the service is determined using the proportion of days completed to date compared to the estimated total days of the service. Revenue is presented net of trade discounts and volume rebates. Revenue is recognized as services are rendered, when the control of promised services is transferred to customers in an amount that reflects the consideration the Group expects to be entitled to receive in exchange for those services measured based on the consideration specified in a contract with the customers. The Group considers the contract with customers to include the general transportation service agreement and the individual bill of ladings with customers.

Based on the evaluation of the control model, certain businesses, mainly in the Less-Than-Truckload segment, act as the principal within their revenue arrangements. The affected businesses report transportation revenue gross of associated purchase transportation costs rather than net of such amounts within the consolidated statements of income.

n)    Lease payments

Prior to adoption of IFRS 16, see note 3 g) and s), payments made under operating leases were recognized in income or loss on a straight-line basis over the term of the lease. Lease incentives received were recognized as an integral part of the total lease expense, over the term of the lease.

Minimum lease payments made under finance leases were apportioned between the finance costs and the reduction of the outstanding liability. The finance cost was allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

o)    Finance income and finance costs

Finance income comprises interest income on funds invested, dividend income and interest and accretion on promissory note. Interest income is recognized as it accrues in income or loss, using the effective interest method.

Finance costs comprise interest expense on bank indebtedness and long-term debt, unwinding of the discount on provisions and impairment losses recognized on financial assets (other than trade receivables).

Fair value gains or losses on derivative financial instruments and on contingent considerations, and foreign currency gains and losses are reported on a net basis as either finance income or cost.

p)	Income taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in income or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

15

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable income or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable income will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

q)	Earnings per share

The Group presents basic and diluted earnings per share (“EPS”) data for its common shares. Basic EPS is calculated by dividing the income or loss attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the period, adjusted for own shares held, if any. Diluted EPS is determined by adjusting the income or loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for own shares held, for the effects of all dilutive potential common shares, which comprise convertible debentures, warrants, and restricted share units and stock options granted to employees.

r)	Segment reporting

An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the Group’s other components. All operating segments’ operating results are reviewed regularly by the Group’s chief executive officer (“CEO”) to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

Segment results that are reported to the CEO include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise mainly corporate assets (primarily the Group’s headquarters), head office expenses, income tax assets, liabilities and expenses, as well as long-term debt and interest expense thereon.

Sales between the Group’s segments are measured at the exchange amount. Transactions, other than sales, are measured at carrying value. Segment capital expenditure is the total cost incurred during the period to acquire property and equipment, and intangible assets other than goodwill.

s)	New standards and interpretations adopted during the year

The Group has adopted the following new standards and amendments to standards and interpretations, with a date of initial application of January 1, 2019. These have been applied in preparing these consolidated financial statements:

IFRS 16, Leases: On January 13, 2016, the IASB issued IFRS 16 Leases. IFRS 16 replaces IAS 17 Leases and the related interpretations. This standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases but can elect to exclude those with a term of less than 12 months, or those where the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. This standard substantially carries forward the lessor accounting requirements of IAS 17, while requiring enhanced disclosures to be provided by lessors. Other areas of the lease accounting model have also been impacted, including the definition of a lease. Transitional provisions have been provided. See note 3 g) for the Group accounting policy under IFRS 16.

Effective January 1, 2019, the Group adopted IFRS 16 using the modified retrospective approach and accordingly the information presented for 2018 has not been restated. It remains as previously reported under IAS 17 and related interpretations.

16

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

On the initial application, the Group has elected to apply a mixture of the two available transition options; option 1 calculates the right-of-use asset as if the standard was applied at the initial date of the lease discounted at the transition rate or option 2 where the right-of-use asset is equal to the lease liability on the date of transition; on a lease-by-lease basis. A right-of-use asset and a lease liability were recorded as of January 1, 2019, for all outstanding lease contracts that met the definition of a lease, with any difference recorded in retained earnings, being recognized. An additional impact of $8.3 million on provisions and retained earnings was recognized for previously recorded straight-line rental costs under IAS 17. The Group also recognized a deferred tax liability which was recorded directly to retained earnings, and reclassed any assets recorded as finance lease from property and equipment to right-of-use assets, and the corresponding finance lease liability from long-term debt to the new lease liability presentation.

	As reported as at December 31, 2018	Adjustments	Restated balance as at January 1, 2019
Property and equipment	1,396,389	(25,687)	1,370,702
Right-of-use assets	-	465,095	465,095
Provisions (including current portion)	(67,864)	8,310	(59,554)
Long-term debt (including current portion)	(1,584,423)	9,164	(1,575,259)
Lease liabilities (including current portion)	-	(492,622)	(492,622)
Deferred tax liabilities	(289,940)	10,062	(279,878)
Retained earnings	(787,106)	25,678	(761,428)

When measuring lease liabilities, the Group discounted lease payments using its incremental borrowing rate at January 1, 2019. This incremental borrowing rate was adjusted for the type of the underlying asset, the location of the underlying asset, and the length of the lease contract. At January 1, 2019, the weighted average rate used was 3.92% and the weighted average lease contract length was 7.42 years.

The Group has elected to apply the following practical expedients:

•	The Group has elected to account for leases which lease term ends within 12 months of the date of initial application as short-term leases.
•

The Group elected to grandfather the assessment of which transactions are leases. It applied transitional provisions of IFRS 16 only to contracts which were previously identified as leases. New definition of a lease will be applied for leases entered into after January 1, 2019.

•	The Group will apply the exemption for low value items. These low value items continue to be classified as a rent expense and included as material and service expenses.

The following table reconciles the Group’s operating lease obligations at December 31, 2018, as previously disclosed in the Group’s audited annual consolidated financial statements, to the lease obligation recognized on initial application of IFRS 16 at January 1, 2019:

Operating lease commitment as at December 31, 2018	506,111
Finance lease liability as at December 31, 2018	9,164
Discounted using the incremental borrowing rate at January 1, 2019	(72,642)
Recognition exemption for short-term leases	(15,646)
Extension options reasonably certain to be exercised	65,635
Lease obligations recognized at January 1, 2019	492,622

IFRIC 23 Uncertainty over Income Tax Treatments: On June 7, 2017, the IASB issued IFRIC Interpretation 23 Uncertainty over Income Tax Treatments. The Interpretation provides guidance on the accounting for current and deferred tax liabilities and assets in circumstances in which there is uncertainty over income tax treatments. The Interpretation is applicable for annual periods beginning on or after January 1, 2019. The Interpretation requires:

•	an entity to contemplate whether uncertain tax treatments should be considered separately, or together as a group, based on which approach provides better predictions of the resolution;

17

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

●	an entity to determine if it is probable that the tax authorities will accept the uncertain tax treatment; and

●

if it is not probable that the uncertain tax treatment will be accepted, measure the tax uncertainty based on the most likely amount or expected value, depending on whichever method better predicts the resolution of the uncertainty.

The adoption of the amendments to IFRIC 23 did not have a material impact on the Group’s consolidated financial statements.

Plan Amendment, Curtailment or Settlement (Amendments to IAS 19): On February 7, 2018, the IASB issued Plan Amendment, Curtailment or Settlement (Amendments to IAS 19). The amendments apply for plan amendments, curtailments or settlements that occur on or after January 1, 2019, or the date on which they are first applied. The amendments to IAS 19 clarify that:

●	on amendment, curtailment or settlement of a defined benefit plan, an entity now uses updated actuarial assumptions to determine its current service cost and net interest for the period; and

●	the effect of the asset ceiling is disregarded when calculating the gain or loss on any settlement of the plan.

The adoption of the amendments to IAS 19 did not have a material impact on the Group’s consolidated financial statements.

Annual Improvements to IFRS Standards (2015-2017 cycle): On December 12, 2017, the IASB issued narrow-scope amendments to three standards as part of its annual improvement process. The amendments are effective on or after January 1, 2019. Each of the amendments has its own specific transition requirements. Amendments were made to the following standards:

●	IFRS 3 Business Combinations and IFRS 11 Joint Arrangements - to clarify how a company accounts for increasing its interest in a joint operation that meets the definition of a business;

●

IAS 12 Income Taxes – to clarify that all income tax consequences of dividends are recognized consistently with the transactions that generated the distributable profits – i.e. in profit or loss, OCI, or equity; and

●

IAS 23 Borrowing Costs – to clarify that specific borrowings – i.e. funds borrowed specifically to finance the construction of a qualifying asset – should be transferred to the general borrowings pool once the construction of the qualifying asset has been completed. They also clarify that an entity includes funds borrowed specifically to obtain an asset other than a qualifying asset as part of general borrowings.

The adoption of Annual Improvements to IFRS Standards (2015-2017 cycle) did not have a material impact on the Group’s consolidated financial statements.

Prepayment Features with Negative Compensation (Amendments to IFRS 9): In October 2017, the IASB issued Prepayment Features with Negative Compensation (Amendments to IFRS 9). The amendments are to be applied retrospectively for annual periods beginning on or after January 1, 2019. The amendments to IFRS 9 clarify that negative compensation may be regarded as reasonable compensation irrespective of the cause of early termination. Financial assets with these prepayment features are eligible to be measured at amortized cost or at fair value through other comprehensive income if they meet the other relevant requirements of IFRS 9. The adoption of the amendments did not have a material impact on the Group’s consolidated financial statements.

New standards and interpretations not yet adopted

The following new standards are not yet effective for the year ended December 31, 2019, and have not been applied in preparing these consolidated financial statements:

Definition of a business (Amendments to IFRS 3): On October 22, 2018, the IASB issued amendments to IFRS 3 Business Combinations, that seek to clarify whether a transaction results in an asset or a business acquisition. The amendments apply to businesses acquired in annual reporting periods beginning on or after January 1, 2020. Earlier application is permitted. The amendments include an election to use a concentration test. This is a simplified assessment that results in an asset acquisition if substantially all of the fair value of the gross assets is concentrated in a single identifiable asset or a group of similar identifiable assets. If a preparer chooses not to apply the concentration test, or the test is failed, then the assessment focuses on the existence of a substantive process. The Group intends to adopt these amendments in its financial statements for the annual period beginning on January 1, 2020. The extent of the impact of adoption of the amendments has not yet been determined and would be dependent on future transactions.

18

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

Amendments to Hedge Accounting Requirements - IBOR Reform and its Effects on Financial Reporting (Phase 1): On September 26, 2019, the IASB issued amendments for some of its requirements for hedge accounting in IFRS 9 Financial Instruments and IAS 39 Financial Instruments: Recognition and Measurement, as well as the related Standard on disclosures, IFRS 7 Financial Instruments: Disclosures in relation to Phase 1 of IBOR Reform and its Effects on Financial Reporting project. The amendments are effective from January 1, 2020. Earlier application is permitted. The amendments address issues affecting financial reporting in the period leading up to IBOR reform, are mandatory and apply to all hedging relationships directly affected by uncertainties related to IBOR reform. The amendments modify some specific hedge accounting requirements to provide relief from potential effects of the uncertainty caused by the IBOR reform in the following areas:

•	the ‘highly probable’ requirement,

•	prospective assessments,

•	retrospective assessments (for IAS 39), and

•	eligibility of risk components.

The extent of the impact of adoption of the amendments has not yet been determined.

4.    Segment reporting

The Group operates within the transportation and logistics industry in the United States, Canada and Mexico in different reportable segments, as described below. The reportable segments are managed independently as they require different technology and capital resources. For each of the operating segments, the Group’s CEO reviews internal management reports. The following summary describes the operations in each of the Group’s reportable segments:

Package and Courier:	Pickup, transport and delivery of items across North America.

Less-Than-Truckload:	Pickup, consolidation, transport and delivery of smaller loads.

Truckload (a):

Full loads carried directly from the customer to the destination using a closed van or specialized equipment to meet customers’ specific needs. Includes expedited transportation, flatbed, tank, container and dedicated services.

Logistics (b):	Asset-light logistics services, including brokerage, freight forwarding and transportation management, as well as small package parcel delivery.

(a)    The Truckload reporting segment represents the aggregation of the Canadian Conventional Truckload, U.S. Conventional Truckload, and Specialized Truckload operating segments. The aggregation of the segment was analyzed using management’s judgment in accordance with IFRS 8. The operating segments were determined to be similar with respect to the nature of services offered and the methods used to distribute their services, additionally, they have similar economic characteristics with respect to long-term expected gross margin, levels of capital invested and market place trends.

(b)    Effective in the fourth quarter of fiscal 2019, the Group has renamed the segment to Logistics from the previous reporting as Logistics and Last Mile. The composition of the segment remains unchanged.

Information regarding the results of each reportable segment is included below. Performance is measured based on segment operating income or loss. This measure is included in the internal management reports that are reviewed by the Group’s CEO and refers to “Operating income (loss)” in the consolidated statements of income. Segment’s operating income or loss is used to measure performance as management believes that such information is the most relevant in evaluating the results of certain segments relative to other entities that operate within these industries.

19

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

	Package	Less-
	and	Than-
	Courier	Truckload	Truckload	Logistics	Corporate	Eliminations	Total
2019
External revenue	623,734	822,568	2,182,592	984,735	-	-	4,613,629
External fuel surcharge	86,910	132,086	307,171	39,068	-	-	565,235
Inter-segment revenue and fuel surcharge	5,177	10,297	19,989	3,949	-	(39,412)	-
Total revenue	715,821	964,951	2,509,752	1,027,752	-	(39,412)	5,178,864
Operating income (loss)	109,106	109,199	254,998	76,370	(38,053)	-	511,620
Selected items:
Depreciation and amortization	33,012	70,193	242,444	44,571	2,072	-	392,292
Gain on sale of land and buildings	-	-	12	-	-	-	12
Gain (loss) on sale of assets held for sale	1,117	11,346	16,310	-	(160)	-	28,613
Bargain purchase gain	-	-	-	10,787	-	-	10,787
Intangible assets	246,948	244,756	1,117,840	341,183	4,175	-	1,954,902
Total assets	481,903	773,833	2,684,867	547,890	68,762	-	4,557,255
Total liabilities	155,391	299,090	542,307	166,263	1,888,515	-	3,051,566
Additions to property and equipment	17,741	65,651	255,550	2,942	7,523	-	349,407

2018
External revenue	627,819	889,283	2,044,831	946,264	-	-	4,508,197
External fuel surcharge	94,798	154,169	320,064	45,980	-	-	615,011
Inter-segment revenue and fuel surcharge	5,939	13,944	23,970	7,942	-	(51,795)	-
Total revenue	728,556	1,057,396	2,388,865	1,000,186	-	(51,795)	5,123,208
Operating income (loss)	113,214	85,132	207,723	54,492	(30,037)	-	430,524
Selected items:
Depreciation and amortization	13,232	34,448	186,172	24,267	2,474	-	260,593
Impairment of intangible assets	-	-	-	12,559	-	-	12,559
Gain (loss) on sale of land and buildings	-	275	279	(30)	-	-	524
Gain on sale of assets held for sale	-	2,299	12,909	-	412	-	15,620
Gain on sale of intangible assets	1,249	-	-	-	-	-	1,249
Intangible assets	247,280	256,009	1,065,624	329,460	3,122	-	1,901,495
Total assets	398,859	636,724	2,484,367	464,834	65,176	-	4,049,960
Total liabilities	66,057	146,852	432,010	111,097	1,717,090	-	2,473,106
Additions to property and equipment	18,268	29,345	262,719	2,675	1,066	-	314,073

Geographical information

Revenue is attributed to geographical locations based on the origin of service’s location.

Total revenue	Package	Less-
	and	Than-
	Courier	Truckload	Truckload	Logistics	Eliminations	Total
2019
Canada	715,821	805,514	1,060,654	286,814	(37,622)	2,831,181
United States	-	159,437	1,449,098	720,126	(1,790)	2,326,871
Mexico	-	-	-	20,812	-	20,812
Total	715,821	964,951	2,509,752	1,027,752	(39,412)	5,178,864

2018
Canada	728,556	882,495	1,006,340	317,561	(50,699)	2,884,253
United States	-	174,901	1,382,525	659,975	(1,096)	2,216,305
Mexico	-	-	-	22,650	-	22,650
Total	728,556	1,057,396	2,388,865	1,000,186	(51,795)	5,123,208

20

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

Segment assets are based on the geographical location of the assets.
	2019	2018
Property and equipment, right-of-use assets and intangible assets
Canada	2,308,400	1,927,241
United States	1,518,877	1,347,574
Mexico	23,349	23,069
	3,850,626	3,297,884

5.    Business combinations

a)    Business combinations

In line with the Group’s growth strategy, the Group acquired eight businesses during 2019, of which Schilli Corporation (“Schilli”), which was renamed BTC East in September 2019, was considered material. These transactions were concluded in order to add density in the Group’s current network and further expand value-added services.

On February 22, 2019, the Group completed the acquisition of Schilli. Based in St. Louis, Schilli specializes in the transportation of dry and liquid bulk and offers dedicated fleet solutions and other value-add services throughout the Midwest, Southeast and Gulf Coast regions of the United States. The purchase price for this business acquisition totalled $76.6 million, which has been paid in cash. During the year ended December 31, 2019, Schilli contributed revenue and net income of $70.6 million and $3.0 million, respectively since the acquisition.

On April 29, 2019, the Group completed the acquisition of certain assets of BeavEx Incorporated Inc. and its affiliates Guardian Medical Logistics, JNJW Enterprises Inc. and USXP LLC (collectively “BeavEx”). The purchase price for this business acquisition totalled $9.7 million, which has been paid in cash. The fair value of the identifiable net assets acquired, including the fair value of the customer relationships acquired, exceeded the purchase price, resulting in a bargain purchase gain of $10.8 million in the logistics segment.

If the Group acquired the eight businesses on January 1, 2019, as per management’s best estimates, the revenue and net income for these entities would have been $396.7 million and $22.7 million, respectively. In determining these estimated amounts, management assumed that the fair value adjustments that arose on the date of acquisition would have been the same had the acquisitions occurred on January 1, 2019.

During 2019, transaction costs of $0.2 million have been expensed in other operating expenses in the consolidated statements of income in relation to the above-mentioned business acquisitions.

21

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

As of the reporting date, the Group had not completed the purchase price allocation over the identifiable net assets and goodwill of the 2019 acquisitions. Information to confirm fair value of certain assets and liabilities is still to be obtained for these acquisitions. As the Group obtains more information, the allocations will be completed. The table below presents the purchase price allocation based on the best information available to the Group to date.

Identifiable assets acquired and liabilities assumed	Note	Schilli	Others *	2019	2018
Cash and cash equivalents		11,622	8,716	20,338	2,560
Trade and other receivables		7,365	38,301	45,666	41,771
Inventoried supplies and prepaid expenses		2,426	5,242	7,668	6,408
Property and equipment	9	28,484	60,050	88,534	100,058
Right-of-use assets	10	3,189	11,451	14,640	-
Intangible assets	11	12,910	49,912	62,822	37,611
Other assets		284	(184)	100	428
Trade and other payables		(3,617)	(29,415)	(33,032)	(23,576)
Income tax payable		(4,205)	(1,913)	(6,118)	63
Provisions	17	(1,921)	34	(1,887)	-
Other non-current liabilities		-	(481)	(481)	-
Long-term debt		-	(11,505)	(11,505)	(23,395)
Lease liabilities	15	(3,189)	(11,451)	(14,640)	-
Deferred tax liabilities		(9,606)	(12,353)	(21,959)	(20,740)
Total identifiable net assets		43,742	106,403	150,145	121,188
Total consideration transferred		76,613	145,043	221,656	164,393
Goodwill	11	32,871	49,427	82,298	43,205
Bargain purchase gain		-	(10,787)	(10,787)	-
Cash		76,613	144,126	220,739	159,047
Contingent consideration		-	917	917	5,346
Total consideration transferred		76,613	145,043	221,656	164,393
(*) Includes non-material adjustments to prior year’s acquisitions

The trade receivables comprise gross amounts due of $40.3 million, of which $1.1 million was expected to be uncollectible at the acquisition date.

Of the goodwill and intangible assets acquired through business combinations in 2019, $25.0 million is deductible for tax purposes (2018 - $7.2 million).

During 2018, the Group acquired nine businesses, notably Normandin Transit Inc. (“Normandin”).

On April 3, 2018, the Group completed the acquisition of Normandin. Based in Quebec, Normandin focuses on the transportation of less-than-truckload and full truckload freight shipments to and from the United States and Canada.

During 2018, transaction costs of $0.2 million have been expensed in other operating expenses in the consolidated statements of income in relation to the above-mentioned business acquisitions.

b)    Goodwill

The goodwill is attributable mainly to the premium of an established business operation with a good reputation in the transportation industry, and the synergies expected to be achieved from integrating the acquired entity into the Group’s existing business.

22

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

The goodwill arising in the above business combinations has been allocated to operating segments as indicated in the table below, which represents the lowest level at which goodwill is monitored internally.

Operating segment	Reportable segment	2019*
Specialized Truckload	Truckload	67,108
Logistics	Logistics	15,190
		82,298
(*) Includes non-material adjustments to prior year’s acquisitions

c)	Contingent consideration

The contingent consideration relates to a non-material business acquisition and is recorded in the original purchase price allocation. The fair value was determined using expected cash flows based on probability weighted scenario discounted at a rate of 6%. This consideration is contingent on achieving specified earning levels in the future periods. The maximum yearly amount payable for the next two years is $0.5 million for a total consideration of $1.0 million. At December 31, 2019, the fair value of the contingent arrangement was estimated at $0.9 million and is currently presented in other financial liabilities on the consolidated statements of financial position.

Contingent consideration related to prior year business combination was revalued with fair value adjustment recorded in finance income of the consolidated statements of income.

d)	Adjustment to the provisional amounts of prior year’s business combinations

The 2018 annual consolidated financial statements included details of the Group’s business combinations and set out provisional fair values relating to the consideration paid and net assets acquired of Normandin and various non-material acquisitions. These acquisitions were accounted for under the provisions of IFRS 3.

As required by IFRS 3, the provisional fair values have been reassessed in light of information obtained during the measurement period following the acquisition. Consequently, the fair value of certain assets acquired and liabilities assumed of Normandin and the non-material acquisitions have been adjusted in 2019. No material adjustments were required to the provisional fair values for these prior period’s business combinations, and have been included with other acquisitions of 2019.

6.    Discontinued operations

In Q2 2019, the Group received an unfavorable ruling on an accident claim, resulting in a loss of $12.5 million ($16.6 million, net of tax of $4.1 million). The incident occurred in an operating division which was part of the discontinued rig moving segment. The rig moving segment was classified as discontinued on September 30, 2015.

In Q4 2019, the tax implications were re-evaluated, resulting in a decrease of recoverable tax of $1.7 million. The total net loss for 2019 amounted to $14.2 million ($16.6 million, net of tax of $2.4 million).

The net cash outflows from discontinued operations amounted to $16.2 million ($18.6 million, net of tax of $2.4 million).

The basic and diluted loss per share for the year ended December 31, 2019 from discontinued operations is $0.17 and $0.17, respectively.

7.    Trade and other receivables

	2019	2018
Trade receivables	574,261	605,320
Other receivables	13,109	26,407
	587,370	631,727

The Group’s exposure to credit and currency risks related to trade and other receivables is disclosed in note 26 a) and d).

23

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

Trade receivables at December 31, 2019 include $9.9 million of in-transit revenue balances (2018 – $10.8 million). Due to the short-term nature of the transportation and logistics services provided by the Group, these services are expected to be completed within the week following the year-end.

8.    Additional cash flow information

Net change in non-cash operating working capital
	2019	2018
Trade and other receivables	77,374	(2,624)
Inventoried supplies	3,032	434
Prepaid expenses	5,018	(980)
Trade and other payables	(65,824)	15,817
	19,600	12,647

24

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

9.        Property and equipment

	Land and	Rolling
	buildings	stock	Equipment	Total
Cost
Balance at December 31, 2017	333,465	1,294,403	152,470	1,780,338
Additions through business combinations	25,415	72,427	2,216	100,058
Other additions	15,412	284,459	14,202	314,073
Disposals	(3,235)	(172,941)	(12,501)	(188,677)
Reclassification to assets held for sale	(24,330)	(3,420)	-	(27,750)
Reclassification from assets held for sale	23,834	-	-	23,834
Effect of movements in exchange rates	6,154	52,321	459	58,934
Balance at December 31, 2018	376,715	1,527,249	156,846	2,060,810
Additions through business combinations	6,378	79,232	2,924	88,534
Other additions	52,566	280,704	16,137	349,407
Disposals	(3,483)	(167,640)	(12,984)	(184,107)
Reclassification to assets held for sale	(28,226)	(3,535)	-	(31,761)
Transfer to right-of-use assets	-	(38,920)	-	(38,920)
Effect of movements in exchange rates	(3,041)	(31,104)	(188)	(34,333)
Balance at December 31, 2019	400,909	1,645,986	162,735	2,209,630

Depreciation
Balance at December 31, 2017	69,676	411,785	101,264	582,725
Depreciation for the year	10,928	174,407	13,157	198,492
Disposals	(1,858)	(104,867)	(12,328)	(119,053)
Reclassification to assets held for sale	(5,157)	(2,964)	-	(8,121)
Reclassification from assets held for sale	1,974	-	-	1,974
Effect of movements in exchange rates	958	7,811	(365)	8,404
Balance at December 31, 2018	76,521	486,172	101,728	664,421
Depreciation for the year	11,784	198,469	13,541	223,794
Disposals	(3,216)	(94,630)	(11,509)	(109,355)
Reclassification to assets held for sale	(8,447)	(2,956)	-	(11,403)
Transfer to right-of-use assets	-	(13,235)	-	(13,235)
Effect of movements in exchange rates	(521)	(6,033)	255	(6,299)
Balance at December 31, 2019	76,121	567,787	104,015	747,923

Net carrying amounts
At December 31, 2018	300,194	1,041,077	55,118	1,396,389
At December 31, 2019	324,788	1,078,199	58,720	1,461,707

As at December 31, 2019, $3.1 million is included in trade and other payables for the purchases of property and equipment (2018 – nil).

Security

At December 31 2019, certain rolling stock are pledged as security for conditional sales contracts, with a carrying amount of $180 million (2018 - $179 million) (see note 14).

25

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

10.      Right-of-use assets

	Land and	Rolling
	buildings	stock	Equipment	Total
Cost
Initial recognition of IFRS 16	565,960	130,805	1,940	698,705
Transfer from property and equipment	-	38,920	-	38,920
Other additions	29,547	54,337	466	84,350
Additions through business combinations	11,754	2,886	-	14,640
Derecognition	(46,737)	(13,844)	(14)	(60,595)
Effect of movements in exchange rates	(1,897)	16	(3)	(1,884)
Balance at December 31, 2019	558,627	213,120	2,389	774,136

Depreciation
Initial recognition of IFRS 16	207,429	51,148	720	259,297
Transfer from property and equipment	2	13,233	-	13,235
Depreciation	67,256	34,653	664	102,573
Derecognition	(22,425)	(11,736)	(2)	(34,163)
Effect of movements in exchange rates	(704)	(124)	5	(823)
Balance at December 31, 2019	251,558	87,174	1,387	340,119

Net carrying amounts
At December 31, 2019	307,069	125,946	1,002	434,017

26

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

11.      Intangible assets

		Other intangible assets
				Non-
		Customer		compete	Information
	Goodwill	relationships	Trademarks	agreements	technology	Total
Cost
Balance at December 31, 2017	1,576,661	538,139	102,626	8,964	23,961	2,250,351
Additions through business combinations	43,205	31,982	2,640	2,250	739	80,816
Other additions	-	1,863	-	-	2,558	4,421
Disposals	-	(2,137)	-	-	-	(2,137)
Extinguishments	-	(7,612)	-	(28)	(2,796)	(10,436)
Effect of movements in exchange rates	54,923	20,697	5,647	439	263	81,969
Balance at December 31, 2018	1,674,789	582,932	110,913	11,625	24,725	2,404,984
Additions through business combinations	82,298	55,064	3,369	4,339	50	145,120
Other additions	-	-	-	-	4,826	4,826
Disposals	-	(274)	-	-	-	(274)
Extinguishments	-	(1,469)	-	(220)	(2,379)	(4,068)
Effect of movements in exchange rates	(28,216)	(10,974)	(2,903)	(246)	(150)	(42,489)
Balance at December 31, 2019	1,728,871	625,279	111,379	15,498	27,072	2,508,099

Amortization and impairment losses
Balance at December 31, 2017	185,450	174,218	37,578	1,714	19,117	418,077
Amortization for the year	-	50,542	7,100	1,826	2,633	62,101
Impairment loss	-	12,559	-	-	-	12,559
Disposals	-	(411)	-	-	-	(411)
Extinguishments	-	(7,612)	-	(28)	(2,796)	(10,436)
Effect of movements in exchange rates	10,970	8,386	1,924	102	217	21,599
Balance at December 31, 2018	196,420	237,682	46,602	3,614	19,171	503,489
Amortization for the year	-	54,468	6,659	2,484	2,314	65,925
Disposals	-	(5)	-	-	-	(5)
Extinguishments	-	(1,469)	-	(220)	(2,379)	(4,068)
Effect of movements in exchange rates	(5,640)	(5,246)	(1,075)	(72)	(111)	(12,144)
Balance at December 31, 2019	190,780	285,430	52,186	5,806	18,995	553,197

Net carrying amounts
At December 31, 2018	1,478,369	345,250	64,311	8,011	5,554	1,901,495
At December 31, 2019	1,538,091	339,849	59,193	9,692	8,077	1,954,902

At December 31, 2019, the Group performed its annual impairment testing for indefinite life trade names. The Group estimated the value in use to be $34.7 million compared to its carrying value of $32.8 million, resulting in no impairment charge. Management used the relief-from-royalty method and discount rates between 8.5% and 9.7% in its analysis.

In Q2 2018, the Group reassessed the useful lives of some operational trade names from finite to indefinite. Brand recognition, dominance in geographical area, resilience to economic and social changes as well as management intent to keep the brands indefinitely were decisive factors leading to this conclusion. At the time of change in estimate, which was applied prospectively, the Group tested these trade names for impairment. The Group estimated the value in use to be $38.6 million compared to its carrying value of $32.7 million, resulting in no impairment charge. Management used the relief-from-royalty method and discount rates between 9.5% and 10.5% in its analysis.

At December 31, 2018, the Group performed its annual impairment testing for indefinite life trade names. The Group estimated the value in use to be $38.9 million compared to its carrying value of $34.4 million, resulting in no impairment charge. Management used the relief-from-royalty method and discount rates between 9.7% and 10.7% in its analysis.

27

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

In 2018, difficulties in retaining and recruiting qualified subcontractors and the inability to successfully increase revenue impacted the current and expected future cash flows of one of the 2017 business acquisitions. This was identified as an indicator of impairment for its customer relationships. The Group estimated the value in use of the customer relationships to be $15.0 million using the discounted cash flow approach, adopting the excess cash flow methodology compared to its carrying value of $27.6 million, resulting in an impairment charge of $12.6 million. Management assumed that the customer relationships have a value for 10 years and used a discount rate of 12.9% in its analysis. The Group also revalued the contingent consideration related to the above-mentioned business combination. This consideration was contingent on achieving specified earning levels in future periods. The fair value was determined using expected cash flows based on probability weighted scenario. A reversal of $13.2 million was recorded in finance income of the consolidated statements of income.

At December 31, 2019, the Group performed its annual goodwill impairment tests for operating segments which represent the lowest level within the Group at which the goodwill is monitored for internal management purposes. The aggregate carrying amounts of goodwill allocated to each unit are as follows:

Reportable segment / operating segment	2019	2018
Package and Courier	241,181	241,181
Less-Than-Truckload	169,349	169,349
Truckload
Canadian Truckload	109,964	109,964
U.S. Truckload	316,796	330,458
Specialized Truckload	459,147	394,122
Logistics	241,654	233,295
	1,538,091	1,478,369

The results as at December 31, 2019 determined that the recoverable amounts of the Group’s operating segments exceeded their respective carrying amounts.

The recoverable amounts of the Group’s operating segments were determined using the value in use approach. The value in use methodology is based on discounted future cash flows. Management believes that the discounted future cash flows method is appropriate as it allows more precise valuation of specific future cash flows.

In assessing value in use, the estimated future cash flows are discounted to their present value using pre-tax discount rates as follows:

Reportable segment / operating segment	2019	2018
Package and Courier	9.7%	10.0%
Less-Than-Truckload	9.2%	9.5%
Truckload
Canadian Truckload	11.7%	12.0%
U.S. Truckload	10.7%	11.0%
Specialized Truckload	11.2%	11.5%
Logistics	9.7%	10.0%

The discount rates were estimated based on past experience, and industry average weighted average cost of capital, which were based on a possible range of debt leveraging of 50.0% (2018 – 50.0%) at a market interest rate of 7.7% (2018 – 7.8%).

First year cash flows were projected based on previous operating results and reflect current economic conditions. For a further 4-year period, cash flows were extrapolated using an average growth rate of 2.0% (2018 – 2.0%) in revenues and margins were adjusted where deemed appropriate. The terminal value growth rate was 2.0% (2018 – 2.0%). The values assigned to the key assumptions represent management’s assessment of future trends in the transportation industry and were based on both external and internal sources (historical data).

28

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

12.      Other assets

	2019	2018
Promissory note	24,814	22,686
Restricted cash	4,298	4,267
Security deposits	4,109	3,445
Investments in equity securities	1,391	1,498
Other	1,443	1,780
	36,055	33,676
Presented as :
Current other assets	24,814	-
Non-current other assets	11,241	33,676

Restricted cash consists of cash held as potential claims collateral pursuant to re-insurance agreements under the Group’s insurance program.

On February 1, 2016, the Company sold the Waste Management segment (“Waste”) to GFL Environmental Inc. (“GFL”) for a total consideration of $800 million, which included an unsecured promissory note of $25 million yielding 3% interest with a term of 4 years. On February 1, 2020, the promissory note was collected in full by the Company.

13.      Trade and other payables

	2019	2018
Trade payables and accrued expenses	309,641	337,470
Personnel accrued expenses	112,650	117,380
Dividend payable	21,177	20,735
	443,468	475,585

The Group’s exposure to currency and liquidity risk related to trade and other payables is disclosed in note 26.

29

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

14.      Long-term debt

This note provides information about the contractual terms of the Group’s interest-bearing long-term debt, which are measured at amortized cost. For more information about the Group’s exposure to interest rate, foreign exchange currency and liquidity, see note 26.

	2019	2018
Non-current liabilities
Unsecured revolving facilities	590,259	740,556
Unsecured term loans	609,147	498,805
Unsecured debenture	198,900	124,825
Unsecured senior notes	194,820	-
Conditional sales contracts	97,914	94,222
Finance lease liabilities	-	3,675
	1,691,040	1,462,083

Current liabilities
Current portion of unsecured revolving facilities	11,970	-
Current portion of conditional sales contracts	41,677	41,919
Current portion of finance lease liabilities	-	5,489
Current portion of unsecured term loans	-	74,932
	53,647	122,340

Terms and conditions of outstanding long-term debt are as follows:
					2019		2018
			Nominal	Year of	Face	Carrying	Face	Carrying
		Currency	interest rate	maturity	value	amount	value	amount

Unsecured revolving facility	a	C$	BA + 1.70%	2023	140,600	137,821	274,832	273,208
Unsecured revolving facility	a	US$	Libor + 1.70%	2023	349,906	452,438	344,617	467,348
Unsecured revolving facility	b	US$	Libor + 1.70%	2020	9,216	11,970	-	-
Unsecured term loan	a	C$	BA + 1.20% - 1.45%	2021-2022	610,000	609,147	500,000	498,805
Unsecured debenture	c	C$	3.32% - 4.22%	2024	200,000	198,900	125,000	124,825
Unsecured senior notes	d	US$	3.85%	2026	150,000	194,820	-	-
Unsecured term loan	a	-	-	-	-	-	75,000	74,932
Conditional sales contracts	e	Mainly C$	2.00% - 4.99%	2020-2025	139,591	139,591	136,141	136,141
Finance lease liabilities		-	-	-	-	-	9,164	9,164
						1,744,687		1,584,423

The table below summarizes changes to the long-term debt:
	Note	2019	2018
Balance at December 31, 2018		1,584,423	1,498,396
Transfer to lease liabilities		(9,164)	-
Proceeds		433,600	88,907
Business combinations	5	11,505	23,395
Repayment including deferred financing fees		(252,483)	(67,180)
Accretion of deferred financing fees		2,261	2,335
Effect of movements in exchange rates		(6,857)	7,489
Effect of movements in exchange rates - OCI		(18,598)	30,796
Other		-	285
Balance at December 31, 2019		1,744,687	1,584,423

30

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

a)    Unsecured revolving credit facility and term loans

On February 1, 2019, the $500 million unsecured term loan was amended to increase the indebtedness to $575 million. On February 11, 2019, the related incremental funds were used to reimburse a separate $75 million unsecured term loan that was due to mature in August 2019. Deferred financing fees of $0.1 million were recognized on the increase.

On February 1, 2019, the Group renegotiated the pricing grid of both its revolving credit facility and $575 million term loan. The $575 million term loan remains within the confines of the credit facility, but now has a pricing grid different than the revolving credit facility and each of the two tranches have now their own pricing grid. Deferred financing fees of $0.3 million were recognized on the pricing grid revision.

On June 27, 2019, the Group extended its existing revolving credit facility by one year, to June 2023. Deferred financing fees of $0.9 million were recognized on the extension.

On June 27, 2019, the Group extended the maturity of the $575 million unsecured term loan by one year for each tranche, $200 million now due in June 2021 and $375 million now due in June 2022. Deferred financing fees of $0.4 million were recognized on the extension.

On December 27, 2019, the $575 million unsecured term loan was amended to increase the indebtedness to $610 million. Deferred financing fees of $0.1 million were recognized on the increase.

The revolving credit facility is unsecured and can be extended annually. The total available amount under this revolving facility is $1,200 million. The agreement still provides, under certain conditions, an additional $250 million of credit availability (C$245 million and US$5 million). Based on certain ratios, the interest rate will vary between banker’s acceptance rate (or Libor rate on US$ denominated debt) plus applicable margin, which can vary between 120 basis points and 200 basis points. As of December 31, 2019, the credit facility’s interest rate on CAD denominated debt was 3.8% (2018 – 4.0%) and on US$ denominated debt was 3.4% (2018 – 4.2%). The Group is subject to certain covenants regarding the maintenance of financial ratios and was in compliance with these covenants at year-end (see note 26 (f)).

The term loan is unsecured and is divided into two tranches, the first tranche of $200 million is now due in June 2021 and the second tranche of $410 million is now due in June 2022. Early repayment, in part or whole, is permitted, without penalty, and will permanently reduce the amount borrowed. The terms and conditions of this unsecured term loan are the same as the unsecured revolving credit facility and are subject to the same covenants. As of December 31, 2019, the term loan’s interest rate was 3.3% on first tranche and 3.5% on second tranche (2018 – 4.0%).

b)        Unsecured revolving facility

On November 22, 2019, the Group entered into a new revolving credit facility agreement. The credit facility is unsecured and provides an availability of US$25 million maturing in November 2020. Interest rate is following the same pricing grid applicable for the US$ denominated debt in the $1,200 million revolving credit facility. As of December 31, 2019, the credit facility’s interest rate was 3.4%. The Group is subject to certain covenants regarding the maintenance of financial ratios and was in compliance with these covenants at year-end (see note 26 (f)).

c)        Unsecured debenture

On December 20, 2019, the unsecured debenture was amended to increase the indebtedness by $75 million, to $200 million, and to extend maturity date by four years, to December 2024. Following this amendment, debenture is now carrying an interest rate between 3.32% and 4.22% (2018 – 3.00% to 3.45%) depending on certain ratios. As of December 31, 2019, the debenture’s effective rate was 3.77% (2018 – 3.00%). The debenture may be repaid, without penalty, after December 20, 2022, subject to the approval of the Group’s syndicate of bank lenders. Deferred financing fees of $1.1 million were recognized on the increase and extension.

d)        Unsecured senior notes

On December 20, 2019, the Group entered into a new unsecured senior note agreement. This loan takes the form of senior notes each carrying an interest rate of 3.85% and with a December 2026 maturity date. These notes may be prepaid at any time prior to maturity date, in part or in total, at 100% of the principal amount and the make-whole amount determined at the prepayment date with respect to such principal amount.

e)        Conditional sales contracts

Conditional sales contracts are secured by rolling stock having a carrying value of $180 million (2018 - $179 million) (see note 8).

31

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

f)    Principal installments of other long-term debt payable during the subsequent years are as follows:

	Less than 1 year	1 to 5 years	More than 5 years	Total
Unsecured revolving facilities	11,970	593,495	-	605,465
Unsecured term loan	-	610,000	-	610,000
Unsecured debenture	-	200,000	-	200,000
Unsecured senior notes	-	-	194,820	194,820
Conditional sales contracts	41,677	97,691	223	139,591
	53,647	1,501,186	195,043	1,749,876

15.    Lease liabilities

2019
Current portion of lease liabilities	99,133
Long-term portion of lease liabilities	362,709
461,842

The table below summarizes changes to the lease liabilities:

	Note	2019
Initial recognition on transition to IFRS 16 on January 1, 2019		483,458
Transfer of finance leases from long-term debt		9,164
Business combinations	5	14,640
Additions		84,350
Disposals		(28,708)
Repayment		(99,573)
Effect of movements in exchange rates		(1,489)
Balance at December 31, 2019		461,842

Extension options

Some real estate leases contain extension options exercisable by the Group. Where practicable, the Group seeks to include extension options in new leases to provide operational flexibility. The Group assesses at the lease commencement date whether it is reasonably certain to exercise the extension options. The Group reassesses whether it is reasonably certain to exercise the options if there is a significant event or significant changes in circumstances within its control.

The lease liabilities include future lease payments of $50.4 million related to extension options that the Group is reasonably certain to exercise.

The Group has estimated that the potential future lease payments, should it exercise the remaining extension options, would result in an increase in lease liabilities of $464.6 million.

The Group does not have a significant exposure to termination options and penalties.

Variable lease payments

Some leases contain variable lease payments which are not included in the measurement of the lease liability. These payments include, amongst others, common area maintenance fees, municipal taxes and vehicle maintenance fees. The expense related to variable lease payments for the year ended December 31, 2019 was $24.0 million.

Sub-leases

The Group sub-leases some of its properties. Income from sub-leasing right-of-use assets for the year ended December 31, 2019 was $16.3 million, presented in “Other operating expenses”.

32

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

Contractual cash flows

The total contractual cash flow maturities of the Group’s lease liabilities are as follows:

2019
Less than 1 year	114,953
Between 1 and 5 years	285,356
More than 5 years	126,467
526,776

For the year ended December 31, 2019, operating lease expenses of $44.2 million (2018 – $152.0 million) were recognized in the consolidated statement of income for leases that either did not meet the definition of a lease under IFRS 16, which was adopted on January 1, 2019, or were excluded based on practical expedients applied at transition.

16.    Employee benefits

The Group sponsors defined benefit pension plans for 165 of its employees (2018 – 193).

These plans are all within Canada and include one unregistered plan. All the defined benefit plans are no longer offered to employees and two defined benefits plan in the past have been converted prospectively to defined contribution plans. Therefore, the future obligation will only vary by actuarial re-measurements.

With the exception of one plan, all other plans do not have recurring contributions for employees. These plans are still required to fund past service costs. The remaining plan is fully funded by the Group.

The Group measures its accrued benefit obligations and the fair value of plan assets for accounting purposes as at December 31 of each year. The most recent actuarial valuation of the pension plans for funding purposes was as of December 31, 2018 and the next required valuation will be as of December 31, 2019.

In addition to the above-mentioned defined benefit plans, the Group sponsors an employee severance plan in Mexico. At December 31, 2019, total obligation under this arrangement amounted to $1.3 million ($1.1 million in 2018).

Information about the Group’s defined benefit pension plans is as follows:

	2019	2018
Accrued benefit obligation	40,846	37,623
Fair value of plan assets	(23,519)	(22,620)
Plan deficit - employee benefit liability	17,327	15,003

Plan assets comprise:

	2019	2018
Equity securities	16%	31%
Debt securities	81%	57%
Other	3%	12%

All equity and debt securities have quoted prices in active markets. Debt securities are held through mutual funds and primarily hold investments with ratings of AAA or AA, based on Moody’s ratings.

The other asset categories are real estate investment trusts.

33

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

Movement in the present value of the accrued benefit obligation for defined benefit plans:
	2019	2018
Accrued benefit obligation, beginning of year	37,623	48,689
Current service cost	658	695
Interest cost	1,466	1,526
Benefits paid	(1,695)	(10,860)
Remeasurement (gain) loss arising from:
- Demographic assumptions	-	234
- Financial assumptions	2,994	(2,129)
- Experience	(200)	(532)
Accrued benefit obligation, end of year	40,846	37,623

Movement in the fair value of plan assets for defined benefit plans:
	2019	2018
Fair value of plan assets, beginning of year	22,620	31,822
Interest income	882	950
Employer contributions	1,287	1,685
Benefits paid	(1,695)	(10,860)
Remeasurement gain (loss) arising from financial assumptions	617	(815)
Plan administration expenses	(192)	(162)
Fair value of plan assets, end of year	23,519	22,620

Expense recognized in income or loss:
	2019	2018
Current service cost	658	695
Net interest cost	584	576
Plan administration expenses	192	162
Pension expense	1,434	1,433
Actual return on plan assets	1,499	135

Actuarial losses recognized in other comprehensive income:
	2019	2018
Amount accumulated in retained earnings, beginning of year	11,712	13,324
Recognized during the year	2,177	(1,612)
Amount accumulated in retained earnings, end of year	13,889	11,712
Recognized during the year, net of tax	1,619	(1,181)

34

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

The significant actuarial assumptions used (expressed as weighted average):
	2019	2018
Accrued benefit obligation:
Discount rate at December 31	3.3%	4.0%
Future salary increases	1.5%	1.5%
Employee benefit expense:
Discount rate at January 1	4.0%	3.5%
Rate of return on plan assets at January 1	4.0%	3.5%
Future salary increases	1.5%	1.2%

Assumptions regarding future mortality are based on published statistics and mortality tables. The current longevities underlying the value of the liabilities in the defined benefit plans are as follows:

	2019	2018
Longevity at age 65 for current pensioners
Males	22.0	21.9
Females	24.7	24.6
Longevity at age 65 for current members aged 45
Males	23.5	23.4
Females	26.0	26.0

At December 31, 2019 the weighted-average duration of the defined benefit obligation was 12.1 years.

The following table presents the impact of changes of major assumptions on the defined benefit obligation for the years ended:

	2019		2018
	Increase	Decrease	Increase	Decrease
Discount rate (1% movement)	(4,137)	5,044	(5,112)	6,244
Life expectancy (1-year movement)	980	(1,097)	1,130	(1,088)

Historical information:
	2019	2018	2017	2016	2015
Present value of the accrued benefit obligation	40,846	37,623	48,689	45,942	46,908
Fair value of plan assets	(23,519)	(22,620)	(31,822)	(31,660)	(33,147)
Deficit in the plan	17,327	15,003	16,867	14,282	13,761

Experience adjustments arising on plan obligations	2,794	(2,427)	3,088	521	738
Experience adjustments arising on plan assets	617	(815)	456	1,077	278

The Group expects approximately $3.1 million in contributions to be paid to its defined benefit plans in 2020.

35

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

17.    Provisions

		Self insurance	Other	Total
Balance at January 1, 2018		55,215	16,509	71,724
Provisions made during the year		66,441	10,058	76,499
Provisions used during the year		(64,198)	(9,524)	(73,722)
Provisions reversed during the year		(7,721)	678	(7,043)
Unwind of discount on long-term provisions		406	-	406
Balance at January 1, 2019		50,143	17,721	67,864
Additions through business combinations	5	671	1,216	1,887
Provisions made during the year		76,632	6,767	83,399
Provisions used during the year		(64,964)	(23,050)	(88,014)
Provisions reversed during the year		(12,018)	(579)	(12,597)
Unwind of discount on long-term provisions		433	-	433
Balance at December 31, 2019		50,897	2,075	52,972

2019
Current provisions		21,961	1,760	23,721
Non-current provisions		28,936	315	29,251

2018
Current provisions		21,761	3,302	25,063
Non-current provisions		28,382	14,419	42,801

Self-insurance provisions represent the uninsured portion of outstanding claims at year-end. The current portion reflects the amount expected to be paid in the following year. Due to the long-term nature of the liability, the provision has been calculated using a discount rate of 2.2% (2018 - 2.6%).

18.    Deferred tax assets and liabilities

	2019	2018
Property and equipment	(244,959)	(213,238)
Intangible assets	(103,055)	(104,610)
Derivative financial instruments and investment in equity securities	575	(1,259)
Long-term debt	7,645	2,297
Employee benefits	9,675	7,449
Provisions	12,824	17,162
Tax losses	18,967	9,950
Other	(2,338)	(1,282)
Net deferred tax liabilities	(300,666)	(283,531)
Presented as:
Deferred tax assets	11,461	6,409
Deferred tax liabilities	(312,127)	(289,940)

36

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

Movement in temporary differences during the year:
	Balance December 31, 2017	Recognized in income or loss	Recognized directly in equity	Acquired in business combinations	Balance December 31, 2018
Property and equipment	(181,628)	(7,475)	(10,599)	(13,536)	(213,238)
Intangible assets	(103,987)	11,977	(3,357)	(9,243)	(104,610)
Long-term debt	3,877	(2,803)	7	1,216	2,297
Employee benefits	9,730	(1,918)	(363)	-	7,449
Provisions	13,025	2,303	1,011	823	17,162
Tax losses	6,583	2,548	819	-	9,950
Other	(2,654)	(1,644)	1,757	-	(2,541)
Net deferred tax liabilities	(255,054)	2,988	(10,725)	(20,740)	(283,531)

	Balance December 31, 2018	Recognized in income or loss	Recognized directly in equity	Acquired in business combinations	Balance December 31, 2019
Property and equipment	(213,238)	(27,293)	6,088	(10,516)	(244,959)
Intangible assets	(104,610)	11,319	1,678	(11,442)	(103,055)
Long-term debt	2,297	(4,543)	9,892	(1)	7,645
Employee benefits	7,449	1,687	539	-	9,675
Provisions	17,162	(3,839)	(499)	-	12,824
Tax losses	9,950	9,736	(719)	-	18,967
Other	(2,541)	(1,797)	2,575	-	(1,763)
Net deferred tax liabilities	(283,531)	(14,730)	19,554	(21,959)	(300,666)

A tax loss of US$15.7M expires in 2037 (CA$5.2M tax effected) with the remainder of tax losses of US$41.7M (CA$13.7M tax effected) not expiring. The related deferred tax assets have been recognized because it is probable that future taxable income will be available to benefit from these losses.

19.   Share capital and other components of equity

The Company is authorized to issue an unlimited number of common shares and preferred shares, issuable in series. Both common and preferred shares are without par value. All issued shares are fully paid.

The common shares entitle the holders thereof to one vote per share. The holders of the common shares are entitled to receive dividends as declared from time to time. Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of the Company, the holders of the common shares are entitled to receive the remaining property of the Company upon its dissolution, liquidation or winding-up.

The preferred shares may be issued in one or more series, with such rights and conditions as may be determined by resolution of the Directors who shall determine the designation, rights, privileges, conditions and restrictions to be attached to the preferred shares of such series. There are no voting rights attached to the preferred shares except as prescribed by law. In the event of the liquidation, dissolution or winding-up of the Company, or any other distribution of assets of the Company among its shareholders, the holders of the preferred shares of each series are entitled to receive, with priority over the common shares and any other shares ranking junior to the preferred shares of the Company, an amount equal to the redemption price for such shares, plus an amount equal to any dividends declared thereon but unpaid and not more. The preferred shares for each series are also entitled to such other preferences over the common shares and any other shares ranking junior to the preferred shares as may be determined as to their respective series authorized to be issued. The preferred shares of each series shall be on a parity basis with the preferred shares of every other series with respect to payment of dividends and return of capital. There are no preferred shares currently issued and outstanding.

37

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

The following table summarizes the number of common shares issued:
(in number of shares)	Note	2019	2018
Balance, beginning of year		86,397,588	89,123,588
Repurchase and cancellation of own shares		(6,409,446)	(3,755,002)
Stock options exercised	21	1,462,184	1,029,002
Balance, end of year		81,450,326	86,397,588
The following table summarizes the share capital issued and fully paid:
		2019	2018
Balance, beginning of year		704,510	711,036
Repurchase and cancellation of own shares		(52,633)	(30,122)
Cash consideration of stock options exercised		21,761	16,831
Ascribed value credited to share capital on stock options exercised		5,641	4,009
Issuance of shares on settlement of RSUs		954	2,756
Balance, end of year		680,233	704,510

Pursuant to the normal course issuer bid (“NCIB”) which began on October 2, 2019 and expiring on October 1, 2020, the Company is authorized to repurchase for cancellation up to a maximum of 7,000,000 of its common shares under certain conditions. As at December 31, 2019, and since the inception of this NCIB, the Company has repurchased and cancelled 679,100 common shares.

During 2019, the Company repurchased 6,409,446 common shares at a price ranging from $33.89 to $44.00 per share for a total purchase price of $255.7 million relating to the NCIB. During 2018, the Company repurchased 3,755,002 common shares at a price ranging from $32.18 to $44.00 per share for a total purchase price of $139.6 million relating to a previous NCIB. The excess of the purchase price paid over the carrying value of the shares repurchased in the amount of $203.1 million (2018 – $109.5 million) was charged to retained earnings as share repurchase premium.

Contributed surplus

The contributed surplus account is used to record amounts arising on the issue of equity-settled share-based payment awards (see note 21).

Accumulated other comprehensive income (“AOCI”)

At December 31, 2019 and 2018, AOCI is comprised of accumulated foreign currency translation differences arising from the translation of the financial statements of foreign operations, financial assets measured at fair value through OCI, gain or loss on net investment hedge, realized gains on investments, cash flow hedges and defined benefit plan remeasurement gain or loss.

Dividends

In 2019, the Company declared quarterly dividends amounting to a total of 98.0 cents per outstanding common share when the dividend was declared (2018 – 87.0 cents) for a total of $81.1 million (2018 - $76.1 million). On February 10, 2020, the Board of Directors approved a quarterly dividend of $0.26 per outstanding common share of the Company’s capital for an expected aggregate payment of $21.2 million which will be paid on April 15, 2020 to shareholders of record at the close of business on March 31, 2020.

38

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

20.    Earnings per share

Basic earnings per share
The basic earnings per share and the weighted average number of common shares outstanding have been calculated as follows:
(in thousands of dollars and number of shares)	2019	2018
Net income attributable to owners of the Company	310,283	291,994
Issued common shares, beginning of year	86,397,588	89,123,588
Effect of stock options exercised	846,690	512,020
Effect of repurchase of own shares	(3,854,133)	(1,669,980)
Weighted average number of common shares	83,390,145	87,965,628

Earnings per share – basic (in dollars)	3.72	3.32
Earnings per share from continuing operations – basic (in dollars)	3.89	3.32

Diluted earnings per share

The diluted earnings per share and the weighted average number of common shares outstanding after adjustment for the effects of all dilutive common shares have been calculated as follows:

(in thousands of dollars and number of shares)	2019	2018
Net income attributable to owners of the Company	310,283	291,994
Weighted average number of common shares	83,390,145	87,965,628
Dilutive effect:
Stock options and restricted share units	1,974,038	2,838,361
Weighted average number of diluted common shares	85,364,183	90,803,989
Earnings per share - diluted (in dollars)	3.63	3.22
Earnings per share from continuing operations – diluted (in dollars)	3.80	3.22

As at December 31, 2019, 900,545 stock options were excluded from the calculation of diluted earnings per share (2018 – nil) as these options were deemed to be anti-dilutive.

The average market value of the Company’s shares for purposes of calculating the dilutive effect of stock options was based on quoted market prices for the period during which the options were outstanding.

39

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

21.    Share-based payment arrangements

Stock option plan (equity-settled)

The Company offers a stock option plan for the benefit of certain of its employees. The maximum number of shares that can be issued upon the exercise of options granted under the current 2012 stock option plan is 5,979,201. Each stock option entitles its holder to receive one common share upon exercise. The exercise price payable for each option is determined by the Board of Directors at the date of grant, and may not be less than the volume weighted average trading price of the Company’s shares for the last five trading days immediately preceding the grant date. The options vest in equal installments over three years and the expense is recognized following the accelerated method as each installment is fair valued separately and recorded over the respective vesting periods. The table below summarizes the changes in the outstanding stock options:

(in thousands of options and in dollars)	2019		2018
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Balance, beginning of year	5,031	21.01	5,493	19.22
Granted	909	40.36	618	29.92
Exercised	(1,462)	14.88	(1,029)	16.36
Forfeited	(56)	36.68	(51)	29.65
Balance, end of year	4,422	26.82	5,031	21.01

Options exercisable, end of year	3,040	22.21	3,864	18.44

The following table summarizes information about stock options outstanding and exercisable at December 31, 2019:
(in thousands of options and in dollars)	Options outstanding			Options exercisable
Exercise prices	Number of options	Weighted average remaining contractual life (in years	)	Number of options
9.46	556	0.6		556
20.18	499	0.6		499
24.93	600	2.6		600
24.64	741	3.6		741
25.14	267	1.6		267
29.92	573	5.1		184
35.02	312	4.1		193
40.36	874	6.1		-
	4,422	3.3		3,040

Of the options outstanding at December 31, 2019, a total of 3,463,098 (2018 – 3,836,102) are held by key management personnel.

The weighted average share price at the date of exercise for stock options exercised in 2019 was $42.26 (2018 – $42.77).

In 2019, the Group recognized a compensation expense of $4.5 million (2018 – $3.0 million) with a corresponding increase to contributed surplus.

On February 27, 2019, the Board of Directors approved the grant of 909,404 stock options under the Company’s stock option plan of which 562,452 were granted to key management personnel, at that date. The options vest in equal installments over three years and have a life of seven years. The fair value of the stock options granted was estimated using the Black-Scholes option pricing model using the following weighted average assumptions:

40

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

	February 27, 2019	February 20, 2018
Exercise price	$40.36	$29.92
Average expected option life	4.5 years	4.5 years
Risk-free interest rate	1.88%	1.83%
Expected stock price volatility	24.3%	21.92%
Average dividend yield	2.72%	2.56%
Weighted average fair value per option of options granted	$6.74	$4.55

Deferred share unit plan for board members (cash-settled)

The Company offers a deferred share unit (“DSU”) plan for its board members. Under this plan, board members may elect to receive cash, DSUs or a combination of both for their compensation. The following table provides the number of DSUs related to this plan:

(in units)	2019	2018
Balance, beginning of year	306,042	281,323
Board members compensation	34,144	27,666
Deferred share units redeemed	-	(9,418)
Dividends paid in units	7,845	6,471
Balance, end of year	348,031	306,042

In 2019, the Group recognized, as a result of DSUs, a compensation expense of $1.5 million (2018 - $1.1 million) with a corresponding increase to trade and other payables. In addition, in other finance costs, the Group recognized a mark-to-market loss on DSUs of $3.2 million for the year ended 2019 (2018 – 0.9 million).

As at 2019, the total carrying amount of liabilities for cash-settled arrangements recorded in trade and other payables amounted to $15.5 million (2018 - $10.8 million).

Performance contingent restricted share unit plan (equity-settled)

The Company offers an equity incentive plan for the benefit of senior employees of the Group. The plan provides for the issuance of restricted share units (‘’RSUs’’) under conditions to be determined by the Board of Directors. The RSUs will vest in December of the second year from the grant date. Upon satisfaction of the required service period, the plan provides for settlement of the award through shares.

On February 27, 2019, the Company granted a total of 152,965 RSUs under the Company’s equity incentive plan of which 93,921 were granted to key management personnel, at that date. The fair value of the RSUs is determined to be the share price fair value at the date of the grant and is recognized as a share-based compensation expense, through contributed surplus, over the vesting period. The fair value of the RSUs granted was $40.36 per unit.

The table below summarizes changes to the outstanding RSUs:
(in thousands of RSUs and in dollars)	2019		2018
	Number of RSUs	Weighted average exercise price	Number of RSUs	Weighted average exercise price
Balance, beginning of year	147	31.84	206	27.74
Granted	153	40.36	95	29.92
Reinvested	7	35.60	7	28.30
Settled	(59)	34.89	(144)	24.78
Forfeited	(9)	37.33	(17)	29.83
Balance, end of year	239	36.44	147	31.84

41

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

The following table summarizes information about RSUs outstanding and exercisable as at December 31, 2019:
(in thousands of RSUs and in dollars)
	RSUs outstanding
Exercise prices	Number of RSUs	Remaining contractual life (in years	)
29.92	90	1.0
40.36	149	2.0
	239	1.6

The weighted average share price at the date of settlement of RSUs vested in 2019 was $43.11 (2018 – $43.49). The excess of the purchase price paid over the carrying value of shares repurchased for settlement of the award, in the amount of $1.4 million (2018 – $5.4 million), was charged to retained earnings as share repurchase premium.

In 2019, the Group recognized, as a result of RSUs, a compensation expense of $3.8 million (2018 - $3 million) with a corresponding increase to contributed surplus.

Of the RSUs outstanding at December 31, 2019, a total of 155,974 (2018 – 87,486) are held by key management personnel.

In February 2020, upon the recommendation of the Human Resources and Compensation Committee the Board approved the following changes to the long-term incentive plan (“LTIP”) policy for designated eligible participants in 2020 and future years. Each participant’s annual LTIP allocation will be split in two equally weighted awards of Performance Share Units (“PSUs”) and of RSUs. The PSUs will be subject to both performance and time cliff vesting conditions on the third anniversary of the award whereas the RSUs will only be subject to a time cliff vesting condition on the third anniversary of the award. The performance conditions attached to the PSUs will be equally weighted between an absolute earnings before interest and income tax objective and relative total shareholder return (“TSR”). For purposes of the relative TSR portion, there will be two equally weighted comparisons: the first portion will be compared against the TSR of a group of transportation industry peers and the second portion will be compared against the S&P/TSX60 index.

22.    Materials and services expenses

The Group’s materials and services expenses are primarily costs related to independent contractors and vehicle operation: vehicle operation expenses, primarily fuel, repairs and maintenance, vehicle leasing costs (in 2018), insurance, permits and operating supplies.

		2019	2018
Independent contractors		2,018,274	2,054,767
Vehicle operation expenses		813,796	859,229
		2,832,070	2,913,996
23. Personnel expenses
	Note	2019	2018
Short-term employee benefits		1,271,804	1,225,901
Contributions to defined contribution plans		8,165	11,355
Current and past service costs related to defined benefit plans	16	658	695
Termination benefits		7,564	8,972
Equity-settled share-based payment transactions	21	8,269	5,926
Cash-settled share-based payment transactions	21	1,469	1,126
		1,297,929	1,253,975

42

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

24.    Finance income and finance costs

Recognized in income or loss:
(Income) costs	2019	2018
Interest expense on long-term debt	58,290	54,609
Interest expense on lease liabilities	18,551	-
Interest income and accretion on promissory note	(3,001)	(2,807)
Net change in fair value and accretion expense of contingent considerations	263	(12,189)
Net foreign exchange loss	267	630
Net change in fair value of foreign exchange derivatives	-	(311)
Net change in fair value of interest rate derivatives	-	(46)
Mark-to-market loss on DSUs	3,241	887
Other financial expenses	8,030	7,533
Net finance costs	85,641	48,306
Presented as:
Finance income	(3,001)	(15,353)
Finance costs	88,642	63,659

25.    Income tax expense

Income tax recognized in income or loss:
	2019	2018
Current tax expense
Current year	88,807	96,480
Adjustment for prior years	(2,926)	(3,268)
	85,881	93,212
Deferred tax expense (recovery)
Origination and reversal of temporary differences	11,015	(5,408)
Variation in tax rate	(3,128)	(221)
Adjustment for prior years	7,735	2,641
	15,622	(2,988)
Income tax expense	101,503	90,224

Income tax recognized in other comprehensive income:
	2019			2018
	Before tax	Tax (benefit) expense	Net of tax	Before Tax	Tax (benefit) expense	Net of tax
Change in fair value of investment in equity securities	6,766	903	5,863	(5,416)	(723)	(4,693)
Foreign currency translation differences	(52,502)	-	(52,502)	101,972	-	101,972
Defined benefit plan remeasurement gains (losses)	(2,177)	(558)	(1,619)	1,612	431	1,181
Employee benefit	61	19	42	(227)	(68)	(159)
Reclassification to retained earnings of accumulated unrealized loss on investment in equity securities	(5,234)	(697)	(4,537)	-	-	-
Gain (loss) on net investment hedge	18,597	2,482	16,115	(30,796)	(4,119)	(26,677)
Loss on cash flow hedge	(13,314)	(3,479)	(9,835)	(3,876)	(1,034)	(2,842)
	(47,803)	(1,330)	(46,473)	63,269	(5,513)	68,782

43

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

Reconciliation of effective tax rate:
	2019		2018
Income before income tax		425,979		382,218
Income tax using the Company’s statutory tax rate	26.6%	113,310	26.7%	102,052
Increase (decrease) resulting from:
Rate differential between jurisdictions	(3.0%)	(12,884)	(3.4%)	(13,106)
Variation in tax rate	(0.7%)	(3,128)	(0.1%)	(221)
Non-deductible expenses	1.1%	4,549	0.8%	2,593
Tax exempt income	(2.2%)	(9,308)	(1.1%)	(3,038)
Adjustment for prior years	1.1%	4,809	(0.1%)	(627)
Others	1.0%	4,155	0.0%	2,571
	23.9%	101,503	22.8%	90,224

On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act (“U.S. Tax Reform”). The U.S. Tax Reform reduces the U.S. federal corporate income tax rate from 35% to 21%, effective as of January 1, 2018. The U.S. Tax Reform also allows for immediate capital expensing of new investments in certain qualified depreciable assets made after September 27, 2017, which will be phased down starting in year 2023.

The U.S. Tax Reform introduces other important changes to U.S. corporate income tax laws that may significantly affect the Group in future years including the creation of a new Base Erosion Anti-abuse Tax (BEAT) that subjects certain payments from U.S. corporations to foreign related parties to additional taxes, and limitations to the deduction for net interest expense incurred by U.S. corporations. Future regulations and interpretations to be issued by U.S. authorities may also impact the Group’s estimates and assumptions used in calculating its income tax provisions.

26.   Financial instruments and financial risk management

Derivative financial instruments designated as effective cash flow hedge instruments’ fair values were as follows:

	December 31, 2019	December 31, 2018
Current assets
Interest rate derivatives	39	5,430
Non-current assets
Interest rate derivatives	-	2,946
Current liabilities
Interest rate derivatives	843	-
Non-current liabilities
Interest rate derivatives	888	-

44

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

As at December 31, 2019 and 2018, the impact to income or loss and other comprehensive income is as follows:
	Finance loss (income)		Other comprehensive (loss) income
	2019	2018	2019	2018
Derivative financial instruments measured at fair value through income or loss:
Interest rate derivatives	-	(46)	-	-
Embedded foreign exchange derivatives in finance leases	-	(311)	-	-

Derivative financial instruments measured at fair value through other comprehensive income:
Interest rate derivatives	-	-	13,314	3,876
	-	(357)	13,314	3,876

Risks

In the normal course of its operations and through its financial assets and liabilities, the Group is exposed to the following risks:

•	credit risk
•	liquidity risk
•	market risk.

This note presents information about the Group’s exposure to each of the above risks, the Group’s objectives and processes for managing risk, and the Group’s management of capital. Further quantitative disclosures are included throughout these consolidated financial statements.

Risk management framework

The Group’s management identifies and analyzes the risks faced by the Group, sets appropriate risk limits and controls, and monitors risks and adherence to limits. Risk management is reviewed regularly to reflect changes in market conditions and the Group’s activities.

The Board of Directors has overall responsibility of the Group’s risk management framework. The Board of Directors monitors the Group’s risks through its audit committee. The audit committee reports regularly to the Board of Directors on its activities.

The Group’s audit committee oversees how management monitors and manages the Group’s risks and is assisted in its oversight role by the Group’s internal audit. Internal audit undertakes both regular and ad hoc reviews of risk, the results of which are reported to the audit committee.

a)     Credit risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligation, and arises principally from the Group’s trade receivables. The Group grants credit to its customers in the ordinary course of business. Management believes that the credit risk of trade receivables is limited due to the following reasons:

•	There is a broad base of customers with dispersion across different market segments;
•	No single customer accounts for more than 5% of the Group’s revenue;
•	Approximately 94.2% (2018 – 94.6%) of the Group’s trade receivables are not past due or 30 days or less past due;
•	Bad debt expense has been approximately 0.1% (2018 – 0.1%) of consolidated revenues for the last 3 years.

45

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

Exposure to credit risk

The Group’s maximum credit exposure corresponds to the carrying amount of the financial assets. The maximum exposure to credit risk at the reporting date was:

	2019	2018
Trade and other receivables	587,370	631,727
Promissory note	24,814	22,686
Derivative financial assets	39	8,376
	612,223	662,789

Impairment losses

The aging of trade and other receivables at the reporting date was:

	Total 2019	Impairment 2019	Total 2018	Impairment 2018
Not past due	449,324	-	474,320	-
Past due 1 – 30 days	104,738	869	123,991	695
Past due 31 – 60 days	22,686	2,608	22,007	2,085
Past due more than 60 days	19,314	5,215	18,360	4,171
	596,062	8,692	638,678	6,951

The movement in the allowance for impairment in respect of trade and other receivables during the year was as follows:

	2019	2018
Balance, beginning of year	6,951	6,931
Business combinations	525	104
Bad debt expenses	2,857	1,944
Amount written off and recoveries	(1,641)	(2,028)
Balance, end of year	8,692	6,951

The impaired trade receivables are mostly due from customers that are experiencing financial difficulties.

The promissory note has been individually evaluated for impairment and has been collected in full on February 1, 2020.

b)    Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to its reputation.

Cash inflows and cash outflows requirements from Group’s entities are monitored closely and separately to ensure the Group optimizes its cash return on investment. Typically, the Group ensures that it has sufficient cash to meet expected operational expenses; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted. The Group monitors its short and medium-term liquidity needs on an ongoing basis using forecasting tools. In addition, the Group maintains revolving facilities, which have $605.1 million availability at December 31, 2019 (2018 - $455.3 million) and an additional $250 million credit available (C$245 million and US$5 million). The additional credit is available under certain conditions under the Group’s syndicated bank agreement (2018 - $250 million, C$245 million and US$5 million).

46

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

The following are the contractual maturities of the financial liabilities, including estimated interest payment:

	Carrying amount	Contractual cash flows	Less than 1 year	1 to 2 years	2 to 5 years	More than 5 years
December 31, 2019
Bank indebtedness	3,801	3,801	3,801	-	-	-
Trade and other payables	443,468	443,468	443,468	-	-	-
Long-term debt	1,744,687	1,959,582	110,729	773,532	865,273	210,048
Derivatives financial liabilities	1,731	1,731	843	444	444	-
Other financial liability	5,174	5,400	2,700	2,700	-	-
	2,198,861	2,413,982	561,541	776,676	865,717	210,048

December 31, 2018
Bank indebtedness	12,334	12,334	12,334	-	-	-
Trade and other payables	475,585	475,585	475,585	-	-	-
Long-term debt	1,584,423	1,754,909	181,932	411,567	1,160,505	905
Other financial liability	5,594	6,000	2,000	2,000	2,000	-
	2,077,936	2,248,828	671,851	413,567	1,162,505	905

It is not expected that the contractual cash flows could occur significantly earlier, or at significantly different amounts.

c)    Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates and interest rates, will affect the Group’s income or the value of its holdings of financial instruments. The objective of market risk management is to manage and control market risk exposure within acceptable parameters, while optimizing the return.

The Group buys and sells derivatives, and also incurs financial liabilities, in order to manage market risks. All such transactions are carried out within the guidelines set by the Group’s management and it does not use derivatives for speculative purposes.

d)    Currency risk

The Group is exposed to currency risk on financial assets and liabilities, sales and purchases that are denominated in a currency other than the respective functional currencies of Group entities. Primarily the Canadian entities are exposed to U.S. dollars and entities having a functional currency other than the Canadian dollars (foreign operations) are not significantly exposed to currency risk. The Group mitigates and manages its future US$ cash flow by creating offsetting positions through the use of foreign exchange contracts and US$ debt.

To mitigate its financial net liabilities exposure to foreign currency risk related to Canadian entities, the Group designated a portion of its U.S. dollar denominated debt as a hedging item in a net investment hedge.

The Group’s financial assets and liabilities exposure to foreign currency risk related to Canadian entities was as follows based on notional amounts:

(in thousands of U.S. dollars)	2019	2018
Trade and other receivables	30,733	38,030
Trade and other payables	(2,573)	(3,108)
Long-term debt	(478,566)	(330,447)
Balance sheet exposure	(450,406)	(295,525)
Long-term debt designated as investment hedge	325,000	325,000
Net balance sheet exposure	(125,406)	29,475

The Group estimates its annual net US$ denominated cash flow from operating activities at approximately $330 million (2018 - $310 million). This cash flow is earned evenly throughout the year.

47

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

The following exchange rates applied during the year:

	2019	2018
Average US$ for the year ended December 31	1.3269	1.2957
Closing US$ as at December 31	1.2988	1.3642

Sensitivity analysis

A 1-cent increase in the U.S. dollar at the reporting date, assuming all other variables, in particular interest rates, remain constant, would have increased (decreased) equity and income or loss by the amounts shown below. The analysis is performed on the same basis for 2018.

	2019		2018
	1-cent Increase	1-cent Decrease	1-cent Increase	1-cent Decrease
Balance sheet exposure	(3,468)	3,468	(2,166)	2,166
Long-term debt designated as investment hedge	2,502	(2,502)	2,382	(2,382)
Net balance sheet exposure	(966)	966	216	(216)

Net impact on change in fair value of foreign exchange derivatives is not significant.

e)    Interest rate risk

The Group’s intention is to minimize its exposure to changes in interest rates by maintaining a significant portion of fixed-rate interest-bearing long-term debt. This is achieved by entering into interest rate swaps.

The Group enters into interest rate swaps designated for cash flow hedges. At December 31, 2019, the Group has no interest rate swaps that hedge variable interest debt set using the 30-day Banker`s Acceptance rate (2018 – C$300 million). At December 31, 2019, the Group has US$325 million interest rate swaps that hedge variable interest debt set using the 30-day Libor rate (2018 – US$325 million). A $13.3 million loss, $9.8 million net of tax, (2018 – $3.9 million loss, $2.8 million net of tax) was recorded on the marking-to-market of the interest rate derivative to other comprehensive income for these cash flow hedges.

Ineffectiveness in hedging stems from differences between the hedged item and hedging instruments with respect to interest rate characteristics, currency, notional values and term. For the year ended December 31, 2019, the derivatives designated as cash flow hedges were considered to be fully effective and no ineffectiveness has been recognized in net income.

At December 31, 2019 and 2018, the interest rate profile of the Group’s carrying amount interest-bearing financial instruments excluding the effects of interest rate derivatives was:

	2019	2018
Fixed rate instruments	533,311	345,062
Variable rate instruments	1,211,376	1,239,361
	1,744,687	1,584,423

48

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

The Group’s interest rate derivatives are as follows:
	2019					2018
	Average B.A. rate	Notional Contract Amount CDN$	Average Libor rate	Notional Contract Amount US$	Fair value CDN$	Average B.A. rate	Notional Contract Amount CDN$	Average Libor rate	Notional Contract Amount US$	Fair value CDN$
Coverage period:
Less than 1 year	0.99%	75,000	1.90%	293,750	(804)	0.99%	225,000	1.92%	325,000	5,430
1 to 2 years	-	-	1.92%	100,000	(444)	-	-	1.89%	237,500	1,812
2 to 3 years	-	-	1.92%	100,000	(444)	-	-	1.92%	100,000	648
3 to 4 years	-	-	-	-	-	-	-	1.92%	75,000	486
Asset (liability)					(1,692)					8,376
Presented as:
Current assets					39					5,430
Non-current assets					-					2,946
Current liabilities					(843)					-
Non-current liabilities					(888)					-

The fair value of the interest rate swaps has been estimated using industry standard valuation models which use rates published on financial capital markets, adjusted for credit risk.

Fair value sensitivity analysis for fixed rate instruments

The Group does not account for any fixed rate financial liabilities at fair value through income or loss. Therefore a change in interest rates at the reporting date would not affect income or loss.

Cash flow sensitivity analysis for variable rate instruments

A 1% change in interest rates at the reporting date would have increased (decreased) equity and net income or net loss by the amounts shown below. This analysis assumes that all other variables, in particular foreign currency rates, remain constant. The analysis is performed on the same basis for 2018.

	2019		2018
	1% increase	1% decrease	1% increase	1% decrease
Interest on variable rate instrument	(5,786)	5,786	(3,633)	3,633

Impact on instruments used in cash flow hedge:
	2019		2018
	1% increase	1% decrease	1% increase	1% decrease
Interest on variable rate instrument	(3,251)	3,251	(4,896)	4,896
Interest on interest rate swaps	3,251	(3,251)	4,896	(4,896)
	-	-	-	-

Net impact on change in fair value of interest rate swaps is not significant.

f)     Capital management

For the purposes of capital management, capital consists of share capital and retained earnings of the Group. The Group’s objectives when managing capital are:

•	To ensure proper capital investment in order to provide stability and competitiveness to its operations;

•	To ensure sufficient liquidity to pursue its growth strategy and undertake selective acquisitions;

•	To maintain an appropriate debt level so that there are no financial constraints on the use of capital; and

•	To maintain investors, creditors and market confidence.

49

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

The Group seeks to maintain a balance between the highest returns that might be possible with higher level of borrowings and the advantages and security by a sound capital position.

The Group monitors its long-term debt using the ratios below to maintain an appropriate debt level. The Group’s debt-to-equity and debt-to-capitalization ratios are as follows:

	2019	2018
Long-term debt	1,744,687	1,584,423
Shareholders’ equity	1,506,835	1,576,854
Debt-to-equity ratio	1.16	1.00
Debt-to-capitalization ratio[1]	0.54	0.50

1 Long-term debt divided by the sum of shareholders’ equity and long-term debt.

There were no changes in the Group’s approach to capital management during the year.

The Group’s credit facility agreement requires monitoring two ratios on a quarterly basis. The first is a ratio of total debt plus letters of credit and some other long-term liabilities to net income or loss from continuing operations before finance income and costs, income tax expense (recovery), depreciation, amortization, impairment of intangible assets, bargain purchase gain, and gain or loss on sale of land and buildings, assets held for sale and intangible assets (“Adjusted EBITDA”). The second is a ratio of adjusted earnings before interest, income taxes, depreciation and amortization and rent expense (“EBITDAR”), and, including last twelve months adjusted EBITDAR from acquisitions to interest and net rent expenses. These ratios are measured on a consolidated last twelve-month basis and are calculated as prescribed by the credit agreement which, among other things, requires the exclusion of the impact of IFRS 16. These ratios must be kept below a certain threshold so as not to breach a covenant in the Group’s syndicated bank. At December 31, 2019 and December 31, 2018, the Group was in compliance with its financial covenants.

Management believes that the Group has sufficient liquidity to continue both its operations as well as its acquisition strategy.

Upon maturity of the Group’s long-term debt, the Group’s management and its Board of Directors will assess if the long-term debt should be renewed at its original value, increased or decreased based on the then required capital need, credit availability and future interest rates.

50

TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

g)    Accounting classification and fair values

The fair values of financial assets and liabilities, together with the carrying amounts shown in the statements of financial position, are as follows:

	2019		2018
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Assets carried at fair value
Derivative financial instruments	39	39	8,376	8,376
Investment in equity securities	1,391	1,391	1,498	1,498
Assets carried at amortized cost
Trade and other receivables	587,370	587,370	631,727	631,727
Promissory note	24,814	24,814	22,686	22,686
	613,614	613,614	664,287	664,287

Financial liabilities
Liabilities carried at fair value
Derivative financial instruments	1,731	1,731	-	-
Other financial liability	5,174	5,174	5,594	5,594
Liabilities carried at amortized cost
Bank indebtedness	3,801	3,801	12,334	12,334
Trade and other payables	443,468	443,468	475,585	475,585
Long-term debt	1,744,687	1,748,556	1,584,423	1,647,146
	2,198,861	2,202,730	2,077,936	2,140,659

Interest rates used for determining fair value

The interest rates used to discount estimated cash flows, when applicable, are based on the government yield curve at December 31 plus an adequate credit spread, and were as follows:

	2019	2018
Long-term debt	3.3%	3.9%

Fair value hierarchy

Group’s financial assets and liabilities recorded at fair value on a recurring basis are investment in equity securities and the derivative financial instruments discussed above. Investment in equity securities is measured using level-1 inputs of the fair value hierarchy and derivative financial instruments are measured using level-2 inputs.

The fair value of the promissory note represents the present value of the future cash flows, based on the interest rate of the note, discounted by the company specific rate of the counterparty of the note. The company specific rate is comprised of a risk-free market rate and a company specific premium based on their risk profile. The counterparty to the note is GFL, a private company, for which limited publicly available information exists. At the issuance of the promissory note, the fair value was established using public information on the source of funding to acquire the Waste Management segment. Subsequent to the initial measurement, adjustments to the company risk premium are made based on the analysis of published financial information and on significant macro environmental factors impacting their segment. The risk-free market rate is publicly available.

27.     Contingencies, letters of credit and other commitments

a)    Contingencies

There are pending operational and personnel related claims against the Group. The Group has accrued $2.6 million for claim settlements that are presented in long-term provisions on the consolidated statements of financial position (2018 – $10.3 million in long-term provisions). In the opinion of management, these claims are adequately provided for and settlement should not have a significant impact on the Group’s financial position or results of operations.

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TFI International Inc. (Tabular amounts in thousands of Canadian dollars, unless otherwise noted.)	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2019 AND 2018

b)     Letters of credit

As at December 31, 2019, the Group had $41.7 million of outstanding letters of credit (2018 - $39.4 million).

c)     Other commitments

As at December 31, 2019, the Group had $35.2 million of purchase commitments (2018 – $51.0 million) and $12.0 million of purchase orders for leases that the Group intends to enter into and that are expected to materialize within a year (2018 – nil).

28. Related parties

Parent and ultimate controlling party

There is no single ultimate controlling party. The shares of the Company are widely held.

Transactions with key management personnel

Board members of the Company, executive officers and top managers of major Group’s entities are deemed to be key management personnel. No compensation (2018 – $0.1 million) was paid to a board member for consulting services provided during 2019. There were no other transactions with key management personnel other than their respective compensation.

Key management personnel compensation

In addition to their salaries, the Company also provides non-cash benefits to board members and executive officers.

Executive officers also participate in the Company’s stock option and performance contingent restricted share unit plans and board members are entitled to deferred share units, as described in note 21. Costs incurred for key management personnel in relation to these plans are detailed below.

Key management personnel compensation comprised:
	2019	2018
Short-term benefits	14,919	14,756
Post-employment benefits	834	959
Equity-settled share-based payment transactions	4,909	4,193
Cash-settled share-based payment transactions	1,469	1,126
	22,131	21,034

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